UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

QUANTUMSCAPE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QuantumScape®

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

JUNE 11, 2024

8:00 A.M. PACIFIC TIME

WWW.VIRTUALSHAREHOLDERMEETING.COM/QS2024

[●], 2024

Dear QuantumScape Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of QuantumScape Corporation, to be held on Tuesday, June 11, 2024, at 8:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast, which you will be able to attend by visiting www.virtualshareholdermeeting.com/QS2024. On the pages that follow, the formal meeting notice and proxy statement contain details of the matters of business to be conducted at the annual meeting.

QuantumScape is on a mission to transform energy storage to enable a sustainable energy future. To help accelerate this transition and enable a future powered by clean electricity, we believe a step change is needed in battery technology. We have spent the last decade developing a proprietary solid-state battery platform to meet this challenge. We believe that our technology can enable a new category of battery with the potential to meet the requirements for broader market adoption of EVs, including greater energy density, faster charging and improved safety.

In 2023, QuantumScape embarked on a transformative journey that continues to shape our trajectory today. It all started with the shipment of our first A0 prototype cells in late 2022, marking the beginning of the automotive qualification process. Throughout 2023, we achieved several important milestones that set the foundation for our future:

●	QuantumScape’s best-performing A0 prototype cell achieved more than 1,000 full cycle equivalents with 95% discharge energy retention in testing at PowerCo’s labs;

●	We made significant strides in the development and demonstration of key component-level enhancements essential for transitioning from prototype to product: achieving higher cathode loading, designing efficient commercial packaging, and refining our electrolyte-separator process for improved scalability;

●	We bolstered the balance sheet with an approximately $290M public follow-on offering and cost-saving initiatives, ending 2023 with more than $1 billion in total liquidity;

●	We strengthened relationships with original equipment manufacturer partners; and

●	We announced our first planned commercial product, QSE-5.

These developments lay the groundwork for our forthcoming commercial product, QSE-5, which we aim to commence low-volume prototype production in 2024, with plans for scaling up to higher volumes by 2025.

To facilitate this transformative process, in 2023, Jagdeep Singh, QuantumScape’s co-founder, chairman and CEO until February 2024, initiated his succession planning process in consultation with the board, seeking to recruit a leader with extensive experience in commercializing and high-volume manufacturing of sophisticated technology products.

Having joined QuantumScape in September 2023 in the role of President, and transitioning to the role of President and CEO and member of our board of directors in February 2024, I’m honored to bring my extensive experience in corporate strategy and technology leadership to QuantumScape. As I step into these roles, I am energized by the immense potential of QuantumScape’s technology to revolutionize the automotive industry and beyond. With our cutting-edge solid-state battery technology, expansive market opportunity, and dedicated team and partners, we have the power to make a profound impact on a global scale. While challenges undoubtedly lie ahead on this journey of innovation and growth, I am deeply committed to realizing our ambitious vision and driving QuantumScape to commercial success.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in QuantumScape.

Sincerely,

Dr. Siva Sivaram

President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	TIME & DATE Tuesday, June 11, 2024 8AM Pacific Time

Time and Date Virtual Location

8:00 a.m., Pacific Time, on Tuesday, June 11, 2024

The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/ QS2024, where you will be able to listen to the meeting live and vote online during the meeting. You will need to have your 16-digit control number included on your proxy card or the instructions that accompanied your Proxy Materials (as defined below) in order to join the annual meeting.

Items of Business	Proposal 1: To elect the 12 directors named in this proxy statement to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.

Board Recommendation: FOR

Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

Board Recommendation: FOR

Proposal 3: To approve, on a non-binding advisory basis, the compensation of our named executive officers.

Board Recommendation: FOR

Proposal 4: To approve the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers.

Board Recommendation: FOR

In addition, we will transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

The proxy statement to which this notice is attached includes a copy of the proposed amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers as Appendix A. Such language is considered attached to this notice.

Record Date

April 17, 2024

Only stockholders of record as of the close of business on April 17, 2024, are entitled to notice of and to vote at the annual meeting. A list of the stockholders of record entitled to vote at the annual meeting will be available for examination, for any purpose germane to the annual meeting, during ordinary business hours for ten days ending on the day prior to the annual meeting online at ir.quantumscape.com. Reasonable accommodations will be made if we cannot make the list available at our principal executive offices.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report (together, the “Proxy Materials”), is first being sent or given on or about [●], 2024, to all stockholders entitled to vote at the annual meeting.

The Proxy Materials can be accessed as of [●], 2024, by visiting www.proxyvote.com.

Voting

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Dr. Siva Sivaram

President, Chief Executive Officer and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this Proxy Statement may be considered “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the future demand for batteries and our future financial performance, results of operations, expectations, plans, strategies, goals, priorities. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward- looking statements, including due to decreased or delayed demand for electric vehicles and other battery-powered technologies, changes in economic and financial conditions, such as volatility in the banking sector and in the capital or credit markets, and due to other factors discussed in the section titled “Risk Factors” in our Annual Report and Quarterly Reports and other documents filed with the Securities and Exchange Commission from time to time. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

PROXY SUMMARY

Unless specifically stated, when used in this proxy statement, the words “QuantumScape,” “we,” “us,” and “our” refer to QuantumScape Corporation and/ or QuantumScape Battery, Inc., our wholly owned operational subsidiary (also referred to as “Legacy QuantumScape”), depending on the applicable context.

The proxy materials, which include this proxy statement, proxy card, Notice of Annual Meeting of Stockholders and our 2023 Annual Report on Form 10-K, are being distributed and made available on or about [●], 2024. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2024 Annual Meeting.

This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting.

2024 Annual Meeting of Stockholders

Date	Time	Location	Record Date
June 11, 2024	8:00 a.m. Pacific Time	Virtually by visiting www.virtualshareholdermeeting.com/QS2024	April 17, 2024

Voting Proposals

Proposal	Description	Board Recommendation

1	To elect the 12 directors named in this proxy statement to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified	FOR each director nominee

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	FOR

3	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	FOR

4	To approve the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers.	FOR

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Driven to Revolutionize Energy Storage

QuantumScape is developing next-generation battery technology for electric vehicles (“EVs”) and other applications.

We are at the beginning of a forecasted once-in-a-century shift in automotive powertrains, from internal combustion engines to clean EVs. After 30 years of gradual improvements in conventional lithium-ion batteries, the benefits of EVs have been demonstrated, principally in the premium passenger car market. However, there are fundamental limitations inhibiting widespread adoption of battery technology, and we believe the automotive market needs a step change in battery technology to make mass market EVs competitive with the fossil fuel alternative.

We have spent over a decade developing a proprietary solid-state battery technology to meet this challenge. QuantumScape’s lithium-metal solid-state battery technology is designed to offer greater energy density, faster charging, and enhanced safety when compared to today’s conventional lithium-ion batteries. We believe no other lithium-metal battery technology has demonstrated the capability of achieving automotive rates of power (power is the rate at which a battery can be charged and discharged) with acceptable battery life, at room temperature and modest levels of pressure (less than 4 atm).

We are currently focused on automotive EV applications, which have among the most stringent sets of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics, such as smartphones and wearables, and we intend to explore opportunities in those areas as appropriate.

Our Mission

At QuantumScape, we’re on a mission to revolutionize energy storage to enable a more sustainable future. As of December 31, 2023, we had:

●	300+ U.S. and foreign patents and patent applications

●	13 years of battery technology research and development

●	800+ full-time employees

●	Agreements with six automotive original equipment manufacturers (“OEMs”)

●	Deep partnership with Volkswagen Group of America Investments, LLC (“VGA”) and certain of its affiliates (together with VGA, “Volkswagen”)

Our Core Values

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FY 2023 Business Highlights

2023 marked the beginning of QuantumScape’s transformation from prototype to product, starting with the shipment of our first A0 prototype cells in late 2022 and continuing in 2023 with the development and demonstration of the key component-level improvements needed to go to market: higher cathode loading, an efficient commercial packaging design, and an improved and more scalable electrolyte-separator process. We expect our transformation to continue in 2024, culminating in the integration of these improvements into our target first commercial product, the QSE-5 cell. Some accomplishments from 2023 include:

●	One of the customers that received A0 prototype cells was our longstanding partner, Volkswagen, whose battery manufacturing arm PowerCo confirmed the results we reported in our Q3’23 Shareholder Letter — the best-performing cell achieved over 1,000 cycles with over 95% capacity retention

●	Announced our target first commercial product, QSE-5: a ~5 Ah cell, which we believe will offer a combination of energy density and power unmatched by the leading EV batteries available today

●	Shipped to customers higher cathode-loading cells (~5 mAh/cm2), meaning our new cathodes offer ~60% more capacity per unit area. This improvement has been integrated into our baseline cell builds, representing a significant step toward achieving our target energy density for QSE-5

●	Improved packaging efficiency with our innovative Flex Frame format, integrating several packaging improvements, including tighter internal margins, thinner current collectors, and a slimmer frame design, to enable high energy density cells

●	Improved production quality and consistency, reduced particle contamination, improved the components and processes that go into cell assembly, and made advances across our entire production flow
●	Introduced our new fast separator heat-treatment process that we are rolling out in two stages: Raptor, which was successfully deployed in 2023, and its successor, Cobra

●	Completed construction of our new safety testing facility that will allow us to conduct a broad range of safety tests and collect data about our cells’ performance under abuse conditions

●	Strengthened our financial position with an approximately $290M public follow-on offering and cost-saving initiatives, ending 2023 with more than $1 billion in total liquidity. We believe our cash runway now extends into the second half of 2026

●	Continued engaging with some of the world’s largest automakers and consumer electronics players as prospective customers

●	Recruited top talent from across the battery and high-tech manufacturing industries, including our President since September 2023 and CEO and Director since February 2024, Dr. Siva Sivaram

●	Continued to fortify our patent portfolio, with global issued and pending patents increasing to over 360 by the end of 2023

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Corporate Governance Highlights

Strong independent oversight

- 9 out of 12 directors are independent
- Lead independent director and independent board committees
- Executive sessions of independent directors
- Separate board chairman and CEO roles (As of February 2024)

Board Composition and Diversity

The following table sets forth the names, ages as of April 1, 2024, and certain other information for each of our director nominees:

Name	Age	Position(s)	Director Since	Independent
Frank Blome	55	Director	September 2020	Yes
Brad Buss(1)(2)	60	Lead Independent Director	August 2020	Yes
Jeneanne Hanley(1)(2)	51	Director	December 2021	Yes
Susan Huppertz(1)	54	Director	February 2022	Yes
Prof. Dr. Jürgen Leohold(2)(3)	69	Director	May 2015	Yes
Dr. Gena Lovett(1)(3)	61	Director	January 2022	Yes
Prof. Dr. Fritz Prinz	74	Co-Founder and Director	December 2010	No
Dipender Saluja(3)	59	Director	August 2012	Yes
Sebastian Schebera	47	Director Nominee	--	Yes
Jagdeep Singh	56	Co-Founder and Chairman	May 2010	No
Dr. Siva Sivaram	63	President, Chief Executive Officer and Director	February 2024	No
JB Straubel	48	Director	February 2020	Yes

(1) Member of audit committee

(2) Member of compensation committee

(3) Member of nominating and corporate governance committee

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Our director nominees have diverse skill sets and professional backgrounds, as further described in their biographies in the section of this proxy statement titled “Board of Directors and Corporate Governance – Composition of our Board of Directors.”

Board Knowledge, Skills and Experience

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Executive Compensation Highlights

Compensation Practices

What we do	What we don’t do

Long-Term Performance-Based Compensation

The majority of our executive compensation program is comprised of long-term performance-based compensation, and therefore “at risk,” dependent upon corporate performance and equity-based, including performance-based RSUs, to align the interests of our executives with our stockholders.

Independent Compensation Committee

Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with our stockholders, and implementing their executive compensation ideas.

Independent Compensation Consultant

Our compensation committee engaged its own compensation consultant, Compensia, a national compensation consulting firm, to assist with its compensation review and analysis.

Annual Executive Compensation Review

Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

Clawback Arrangements

We have adopted clawback arrangements with our executive officers to recover erroneously awarded incentive-based compensation received after October 2, 2023 in connection with a financial restatement, regardless of fault or misconduct, in accordance with SEC rules. Additionally, the terms of the awards under our Extraordinary Performance Award Program provide for recovery of such awards in certain events of recipient’s misconduct.

Stock Ownership Guidelines

We have adopted stock ownership requirements for our directors and executive officers.

Minimal Perquisites and Special Benefits

Our executives are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we provide limited perquisites and other personal benefits to our executives and certain senior employees.

No “Golden Parachute” Tax Reimbursements

We do not provide any tax reimbursement payments on any tax liability that our executives might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.

No Hedging and Pledging

Our Insider Trading Policy prohibits our employees and the members of our board of directors from hedging any Company securities, from pledging any Company securities as collateral for any loan or as part of any other pledging transaction, or from holding any Company common stock in margin accounts.

No “Single-Trigger” Change-in- Control Arrangements

Our named executive officers are not eligible for benefits that are payable solely as a result of a change- in- control in the Company. All change-in-control benefits are based on a “double-trigger” arrangement, requiring both a change-in-control of our Company plus an involuntary termination of employment before benefits are paid.

No Timing Grants to Release of Material Nonpublic Information

We do not have a policy or practice to time equity grants based on the release of material nonpublic information.

2024 Proxy Statement   |   6

CEO and Other Named Executive Officers’ Compensation in 2023

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of QuantumScape Corporation and any postponements, adjournments or continuations thereof.

The annual meeting will be held on June 11, 2024, at 8:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/QS2024, where you will be able to listen to the meeting live and vote online during the meeting.

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report (together, the “Proxy Materials”), is first being sent or given on or about [●], 2024, to all stockholders of record as of April 17, 2024. The Proxy Materials can be accessed as of [●], 2024, by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the Proxy Materials are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

●	Proposal 1: the election of the 12 directors named in this proxy statement to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified;

●	Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

●	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

●	Proposal 4: the approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

●	Proposal 1: “FOR” the election of each director nominee named in this proxy statement;

●	Proposal 2: “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

●	Proposal 3: “FOR” the approval of our named executive officers compensation pursuant to a non-binding advisory vote; and

●	Proposal 4: “FOR” the approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers.

Who is entitled to vote at the annual meeting?

Holders of our Class A and Class B common stock as of the close of business on April 17, 2024, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 444,866,620 shares of our Class A common stock outstanding and 54,665,633 shares of our Class B common stock outstanding.

How many votes do I have? Each share of Class A common stock outstanding as of the record date is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock outstanding as of the record date is entitled to 10 votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock, collectively referred to in this proxy statement as our common stock, will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

2024 Proxy Statement   |   8

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Beneficial holders who did not receive a 16-digit control number from their broker, bank or other nominee, who wish to attend the meeting should follow the instructions from their broker, bank or other nominee, including any requirement to obtain a legal proxy. Throughout this proxy statement, we refer to these beneficial holders as “street name stockholders.”

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the 12 nominees named in this proxy statement receiving the highest number of affirmative FOR votes at the annual meeting will be elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of a WITHHOLD vote or a broker non-vote, will have no effect on the outcome of the election.

●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the subject matter. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

●	Proposal No. 3: The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the subject matter. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

●	Proposal No. 4: The approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers requires the affirmative vote of a majority of the voting power of the outstanding shares of our capital stock entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal.

Do the Company’s directors and officers have an interest in any of the matters to be acted upon at the annual meeting?

Members of our board of directors have an interest in Proposal 1, the election to the board of directors of the 12 director nominees named in this proxy statement, as each of the nominees is currently a member of the board of directors. Members of the board of directors and our executive officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Certain of our directors and executive officers are named executive officers, and thus may have an interest in Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers. Our executive officers have an interest in Proposal 4, approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers, as the proposed changes to our Amended and Restated Certificate of Incorporation would exculpate certain of our officers from liability in certain circumstances.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence, in person (including virtually) or by proxy, of holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to

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transact business at the annual meeting. Abstentions, withhold votes and broker non-votes are counted as present for purposes of determining a quorum. The chairperson of the meeting may adjourn the meeting to another time or place, whether or not a quorum is present.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

●	by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 10, 2024 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 10, 2024 (have your Notice of Internet Availability or proxy card in hand when you call);

●	by completing, signing and mailing your proxy card (if you received printed Proxy Materials), which must be received prior to the annual meeting in the prepaid envelope provided; or

●	by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/QS2024, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder and did not receive a 16-digit control number from your broker, bank or other nominee for you to vote your own shares, then you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions, including any requirement to obtain a legal proxy, in order to instruct them on how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

As discussed above, if you are a street name stockholder who did not receive a 16-digit control number, then you may not vote your shares at the annual meeting unless you follow the voting instructions from your broker, bank or other nominee and obtain any legal proxy they may require.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted as recommended by our board of directors:

●	Proposal 1: “FOR” the election of each director nominee named in this proxy statement;

●	Proposal 2: “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

●	Proposal 3: “FOR” the approval of our named executive officers compensation pursuant to a non-binding advisory vote; and

●	Proposal 4: “FOR” the approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of certain officers.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals.

Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

●	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

●	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;

●	delivering a written notice of revocation to our corporate secretary at QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110, Attention: Corporate Secretary, which must be received prior to the annual meeting; or

●	attending and voting at the virtual annual meeting (although attendance at the virtual annual meeting will not, by itself, revoke a

2024 Proxy Statement   |   10

proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the virtual annual meeting?

This year’s annual meeting will be a completely virtual meeting of stockholders. We will be hosting the annual meeting via live audio webcast only. You will be able to attend the annual meeting virtually and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/QS2024. To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability or your proxy card, as applicable. The annual meeting audio webcast will begin promptly at 8:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How can I ask questions for the annual meeting?

You will be able to submit questions until 8:00 a.m., Pacific Time on June 10, 2024 at www.quantumscape.com/2024agm for the question and answer session that will immediately follow the formal portion of the annual meeting.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please refer to the virtual meeting log-in page at www.virtualshareholdermeeting.com/QS2024.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Michael McCarthy, our Chief Legal Officer and Head of Corporate Development and Kevin Hettrich, our Chief Financial Officer, and each of them, with full power of substitution and re-substitution, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. or its designee will tabulate the votes.

How can I contact QuantumScape’s transfer agent?

You may contact our transfer agent Continental Stock Transfer & Trust Company, by telephone at 1-800-509-5586 (toll- free) or 1-212- 509-4000 (toll and international), or by writing to Continental Stock Transfer & Trust Company, at Attention: Customer Service, 1 State Street, 30th Floor, New York, NY 10004-1561. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.continentalstock.com.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the Proxy Materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the Proxy Materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”), within four business days after the meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

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Why did I receive a Notice of Internet Availability instead of a full set of Proxy Materials?

In accordance with the rules of the SEC, we have elected to furnish our Proxy Materials, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Materials. The Notice of Internet Availability contains instructions on how to access our Proxy Materials on the Internet, how to vote on the proposals, how to request printed copies of the Proxy Materials, and how to request to receive all future Proxy Materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the Proxy Materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed Proxy Materials?

If you receive more than one Notice of Internet Availability or more than one set of printed Proxy Materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed Proxy Materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability. How may I obtain an additional copy of the Notice of Internet Availability?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the Proxy Materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the Proxy Materials, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of the Proxy Materials, you may contact us at ir@quantumscape.com or as follows:

QuantumScape Corporation
Attention: Investor Relations
1730 Technology Drive,

San Jose, California 95110
Tel: (408) 452-2000

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently consists of 12 directors. At the annual meeting, 12 directors will be elected for a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Of our 12 director nominees, 11 of them currently serve on our board of directors and were elected by stockholders at our 2023 annual meeting. Jens Wiese will no longer serve on our board of directors in connection with the annual meeting. In his place, VGA requested that our board of directors nominate Sebastian Schebera for election as a VW Director at the annual meeting, succeeding Jens Wiese. For additional details and definitions, see “Letter Agreements on Board and Committee Representation” below.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved the following 12 individuals as nominees for election as directors at the annual meeting:

Frank Blome	Prof. Dr. Fritz Prinz
Brad Buss	Dipender Saluja
Jeneanne Hanley	Sebastian Schebera
Susan Huppertz	Jagdeep Singh
Prof. Dr. Jürgen Leohold	Dr. Siva Sivaram
Dr. Gena Lovett	JB Straubel

For more information concerning the nominees, please see “Board of Directors and Corporate Governance”.

If elected, each of the foregoing director nominees will serve as a director until the 2025 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal.

Each of the director nominees have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Directors are elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the twelve nominees receiving the highest number of affirmative FOR votes at the annual meeting will be elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy.

Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of a WITHHOLD vote or a broker non-vote, will have no effect on the outcome of the election.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2024. Ernst & Young LLP served as our independent registered public accounting firm beginning with our consolidated financial statements for the fiscal year ended December 31, 2021.

At the annual meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2023 and December 31, 2022 (with dollar amounts below noted in thousands).

	2023	2022
Audit Fees(1)	$2,974	$3,015
Audit-Related Fees(2)	47	--
Tax Fees(3)	179	191
All Other Fees	--	--
Total Fees	$3,200	$3,206

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	“Audit-Related Fees” consist of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees”. The fees listed are primarily for information security assessment.

(3)	“Tax Fees” consists of indirect (non-income) tax advisory and compliance services (credits and incentives).

Auditor Independence

In each of 2023 and 2022, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since the adoption of this policy, all services provided by Ernst & Young LLP for our fiscal years ended December 31, 2023 and December 31, 2022 were pre-approved by our audit committee.

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Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the subject matter. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

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PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our “named executive officers” as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement, as a whole.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The board of directors and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any additional actions are necessary.

2023 Executive Compensation Program

Our board of directors believes that the detailed information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires an affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the subject matter to be approved. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR NAMED EXECUTIVE OFFICERS COMPENSATION PURSUANT TO A NON-BINDING ADVISORY VOTE.

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PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO PERMIT THE EXCULPATION
OF CERTAIN OFFICERS

Background

Since the mid-1980’s the Delaware General Corporation Law (the “DGCL”) has permitted Delaware corporations (such as our Company) to limit or eliminate the personal liability of corporate directors for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Such a provision with respect to our directors already is contained in Article IX of our Amended and Restated Certificate of Incorporation.

Effective August 1, 2022, the DGCL was amended to enable Delaware corporations to provide similar exculpatory protection for certain officers. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations; however, until then, the DGCL only permitted exculpatory protections for directors. In addition, Delaware courts have experienced an increase in litigation in which plaintiffs attempted to exploit the absence of protection for officers to prolong litigation and extract settlements from defendant corporations.

In light of this update in the DGCL, we are proposing to amend our Amended and Restated Certificate of Incorporation to provide for the exculpation of certain of our officers from liability in specific circumstances, as permitted by the DGCL. The amended DGCL permits officer exculpation only for direct claims (and not for, e.g., derivative claims made by stockholders on behalf of the corporation) and does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Our proposed amendment would permit exculpation of certain officers only to the extent permitted under the DGCL. Our proposed amendment would also provide that if the DGCL is later amended to authorize the further elimination or limitation of the liability of an officer, then the liability of our officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Corporate Governance Review

After considering the benefits and the consequences of these updates and the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors believes that amending our Amended and Restated Certificate of Incorporation to provide for such exculpation remedies the historically inconsistent treatment of officers and directors under the DGCL, to the fullest extent permitted by the DGCL. Our board of directors also believes that eliminating personal monetary liability for officers under certain circumstances is reasonable and appropriate and will strike a balance between stockholders’ interest in accountability and their interest in our Company being able to attract and retain quality officers to work on its behalf. Claims against corporations for breaches of fiduciary duties are expected to continue increasing. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation. A number of companies have already adopted similar exculpation provisions and our board of directors anticipates that similar exculpation provisions are likely to be adopted by our peers and others with whom we compete for executive talent. Our board of directors is not proposing this amendment in anticipation of any specific litigation confronting the Company or its officers, but is rather making such proposal on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Taking into account the scope of claims for which an officer’s liability would be exculpated under the law, and the aforementioned benefits our board of directors believes would accrue to our Company and our stockholders, the nominating and corporate governance committee of our board of directors, as a result of the ongoing review of our corporate governance policies, has recommended that our board of directors approve the amendment of our Amended and Restated Certificate of Incorporation to permit officer exculpation in certain circumstances. Based on this recommendation and the review and consideration undertaken by our board, our board has unanimously determined and declared that such an amendment is reasonable, advisable and does not unduly impact stockholder rights and, therefore, it is in the best interests of our Company and our stockholders to amend our Amended and Restated Certificate of Incorporation to provide such exculpation to the extent permitted by the DGCL and, in accordance with the DGCL, hereby seeks approval of the amendment of our Amended and Restated Certificate of Incorporation as described herein. However, even if the amendment is approved by our stockholders, our board may, at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, abandon the filing of such amendment without further action by our stockholders.

The proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation reflecting the foregoing amendment is attached as Appendix A to this proxy statement and is incorporated herein by reference.

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Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting (new language is underlined and italicized for effect):

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend and restate Article IX thereof in its entirety, to read as follows:

‘ARTICLE IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.’”

Vote Required

The approval of the amendment of our Amended and Restated Certificate of Incorporation to permit the exculpation of officers requires the affirmative vote of a majority of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal.

If this Proposal 4 is not approved by the requisite vote of our stockholders, then the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware and our Amended and Restated Certificate of Incorporation will remain as is.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE EXCULPATION OF CERTAIN OFFICERS.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of our Board of Directors

Our business and affairs are organized under the direction of our board of directors, which currently consists of 12 directors, 9 of whom are independent under the listing standards of the New York Stock Exchange (the “NYSE”). Jagdeep Singh serves as Chairman of our board of directors and Brad Buss serves as our Lead Independent Director. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. At each annual meeting of stockholders, directors will be elected for a term expiring at our next annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has been recommended for nomination by the nominating and corporate governance committee of the board of directors and each of them is currently serving as a director.

Letter Agreements on Board and Committee Representation

On September 2, 2020, we entered into a letter agreement (the “Original Letter Agreement”) with Volkswagen Group of America Investments, LLC (“VGA”) pursuant to which we would nominate one designee of VGA for election to our board of directors, and from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between us and VGA, dated May 14, 2020), a second designee of VGA. On December 7, 2020, the parties amended and restated the Original Letter Agreement to provide (subject to VGA satisfying certain specified stock ownership thresholds) that (i) in connection with any annual or special meeting of stockholders at which directors will be elected, we will nominate for election to our board of directors two designees of VGA (each, a “VW Director”), and (ii) we shall cause one VW Director to be appointed to the nominating and corporate governance committee of our board of directors, provided that such VW Director fulfills the independence requirements under applicable NYSE rules (as amended, the “VW Director Agreement”). Messrs. Blome and Wiese are the two current VW Directors and Mr. Wiese is a member of the nominating and corporate governance committee, pursuant to the VW Director Agreement. From time-to-time, VGA may replace the VW Directors, subject to the terms of the letter agreement.

On April 18, 2024, our board of directors, upon designation by VGA pursuant to the VW Director Agreement, nominated Mr. Schebera for election as a director at the annual meeting, succeeding Mr. Wiese, who will continue serving as a VW Director and member of the nominating and corporate governance committee up until the annual meeting. As of the date of this proxy statement, Mr. Schebera is not currently expected to be appointed to any committee of the board of directors immediately following his election at the annual meeting.

Board of Directors Diversity Matrix

The nominating and corporate governance committee of our board of directors identifies, reviews and makes recommendations of candidates to serve on our board of directors, and considers director qualifications that include, without limitation, diversity factors such as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board of directors.

The matrix in the following page highlights key skills, experiences and attributes possessed by our director nominees which our board of directors believes are important to our business and industry. If a director is not listed under a particular skill, experience or attribute, that does not mean that such director does not possess it or is unable to contribute to the decision-making process in that area.

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2024 Proxy Statement   |   20

Nominees for Director

Director since 2020 Age 55 Board Committees None

Frank Blome

Independent Director

Current Affiliations

●    Chief Executive Officer of PowerCo SE, a battery cell company wholly owned by the Volkswagen Group (since 2022)

●    Director of QSV Operations LLC, a joint venture between the Company and VGA (since 2020)

●    Current VW Director, as described in the “Letter Agreements on Board and Committee Representation” section of this proxy statement

Prior Experience

●    Head of the Battery Center of Excellence of Volkswagen AG (2018-2022)

●    Member of the supervisory board of PowerCo (2021-2022)

●    Chief Executive Officer at Mercedes-Benz Energy GmbH, a subsidiary of the Daimler Group active in the EV battery storage space (2016)

●    Chief Executive Officer of LiTec Battery GmbH, a battery cell manufacturing company started as a joint venture between Daimler Group and Evonik Industries AG, a specialty chemicals company (2013-2017)

●    Chief Executive Officer of Deutsche Accumotive GmbH & Co KG, a subsidiary of Daimler Group, producing batteries for hybrid and electric vehicles (2009-2017)

Education

●    Electrical Engineering, University of Applied Sciences, Bielefeld, Germany

Qualification

●    25 years of professional experience in the automotive industry, with a particular focus on alternative powertrain technologies and battery cell technology

Director since 2020 Age 60 Board Committees - Audit Committee (Chair) - Compensation Committee

Brad Buss

Lead Independent Director

Current Affiliations

●    Serves on the board of Marvell Technology Group Ltd. (NASDAQ: MRVL), a semiconductor company (since 2018)

●    Serves on the board of AECOM (NYSE: ACM), an engineering firm (since 2020)

Prior Experience

●    Executive Vice President and Chief Financial Officer of SolarCity Corporation, a solar energy company acquired by Tesla, Inc. (2014-2016)

●    Executive, Vice President and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company (2005-2014)

●    Served on the board of TuSimple Holdings Inc., an autonomous driving technology company (NASDAQ: TSP) (2020-2022)

●    Served on the board of Advance Auto Parts, Inc. (NYSE: AAP), an automotive parts and accessories provider (2016-2021)

●    Served on the board of Tesla, Inc. (NASDAQ: TSLA), a high-performance electric vehicle company (2009-2019)

●    Served on the board of Cavium, Inc., a semiconductor company (2016-2018)

●    Served on the board of CafePress Inc., an e-commerce company (2007-2016)

Education

●    B.A. in Economics, McMaster University, Canada

●    Honors Business Administration degree, University of Windsor, Canada

Qualification

●    Leadership and financial expertise

●    Experience on the boards of major automotive and other public companies

2024 Proxy Statement   |   21

Director since 2021 Age 51 Board Committees - Audit Committee - Compensation Committee

Jeneanne Hanley

Independent Director

Current Affiliations

●    Serves on the board of KLA Corporation (NASDAQ: KLAC), a designer, manufacturer, and distributor of solutions for the semiconductor and related electronics industries worldwide (since 2019)

●    Serves on the board of Tenneco Corporation, a private automotive components original equipment manufacturer (since 2023)

Prior Experience

●    Multiple roles at Lear Corporation (1994-2019), including Senior Vice President and President of the E-Systems Division, Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit, Vice President, Global Strategy and Business Development

Education

●    B.S. in Mechanical Engineering, University of Michigan

●    M.B.A., University of Michigan

Qualification

●    25 years of experience in the automotive industry

●    Operational executive of significant business units and divisions serving the global automotive industry

●    Expertise in operational execution, performance management, sustainable growth strategy, and leadership and culture

Director since 2022 Age 54 Board Committees - Audit Committee

Susan Huppertz

Independent Director

Prior Experience

●    Chief Supply Chain Officer at Johnson Controls (NYSE: JCI), a designer and manufacturer of building automation and control technologies (2022-2023)

●    Chief Manufacturing and Supply Chain Officer at Hubbell Incorporated (NYSE: HUBB), an electronic products designer and manufacturer (2018-2022)

●    Vice President, Global Operations at TE Connectivity Ltd (NYSE: TEL), a connectivity and sensor solutions provider (2014-2017)

●    20 years at Siemens AG, an industrial manufacturing conglomerate, including as Senior Vice President Global Manufacturing and Supply Chain Manager of its Water Technologies Business Unit from August (2011-2014), and as Vice President Regional Manufacturing Manager for Europe, Latin America and Middle East for its OSRAM Professional Lighting Business Unit (2008-2011)

Education

●    B.A. in Computer Science and Economics, Cornell University

●    Dual M.B.A. degrees, Kellogg Graduate School of Management at Northwestern University and Wissenschaftliche Hochschule für Unternehmensführung, Germany

Qualification

●    Executive and diversity leadership experience

●    Expertise in manufacturing and supply chains

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Director since 2015 Age 69 Board Committees - Compensation Committee (Chair) - Nominating and Corporate Governance Committee

Prof. Dr. Jürgen Leohold

Independent Director

Prior Experience

●    Consultant for Volkswagen AG’s research and development (2018-2019)

●    Head of the Volkswagen AutoUni, an advanced training and research institution for Volkswagen AG (2012-2017)

●    Executive Director of Group Research at Volkswagen AG (2006-2016)

Education

●    Dipl.-Ing. degree in Electrical Engineering, Technical University at Hannover, Germany

●    Doctoral degree in Electrical Engineering, Technical University at Hannover, Germany

●    M.S. in Electrical Engineering, Georgia Institute of Technology

Qualification

●    Leadership experience

●    Expertise in the energy technology and automotive fields

Director since 2022 Age 61 Board Committees - Nominating and Corporate Governance Committee (Chair) - Audit Committee

Dr. Gena Lovett

Independent Director

Current Affiliations

●    Serves on the board of AdvanSix Inc. (NYSE: ASIX), a fully integrated manufacturer of nylon 6 resin, chemical intermediates, and ammonium sulfate fertilizer (since 2021)

●    Serves on the board of Trex Company, Inc. (NYSE: TREX), a manufacturer of wood-alternative composite decking and railing materials (since 2021)

Prior Experience

●    Vice President, Operations, Defense, Space and Security, of The Boeing Company (NYSE:BA), an aerospace manufacturer (2015-2019)

●    Global Chief Diversity Officer (2012-2015) and Director, Manufacturing, Forging (2007-2012), of Alcoa Corporation (NYSE: AA), an aluminum manufacturer

●    15 years at Ford Motor Company (NYSE: F), an automotive manufacturer, including as Plant Manager for New Model Programs (2006-2007), and as an Assistant Plant Manager for the Atlanta Assembly (2005-2006)

●    Served on the board of Shiloh Industries (NASDAQ: SHLO) (2019-2020)

Education

●    B.A. in Criminal Justice, The Ohio State University

●    M.B.A., Baker College

●    M.S. in Values Driven Leadership, Benedictine University

●    Ph.D. in Values Driven Leadership, Benedictine University

Qualification

●    20+ years of leadership experience and operational and manufacturing experience in automotive, heavy forging, and aerospace

●    Author of “C-Suite Quotient: The 8 C-Suite Behaviors That Propel a Leadership Culture” (2024)

2024 Proxy Statement   |   23

Director since 2010 Age 74 Board Committees None

Prof. Dr. Fritz Prinz

Director, Co-founder and Chief Scientific Advisor

Current Affiliations

●    Consultant and advisor to the Company

●    Member of Management Trust Holding AG’s supervisory board

●    Professor of Materials Science and Engineering, Professor of Mechanical Engineering, and Senior Fellow at the Precourt Institute for Energy (since 2010)

●    Leonardo Professor at the School of Engineering at Stanford University (since 1994)

Education

●    Ph.D. in Physics, University of Vienna, Austria

Qualification

●    Educational expertise

●    Broad insight and research into energy conservation

Director since 2012 Age 59 Board Committees - Nominating and Corporate Governance Committee

Dipender Saluja

Independent Director

Current Affiliations

●    Managing Director of Capricorn Investment Group, an investment firm (since 2006)

●    Serves on the board of Joby Aviation, Inc. (NYSE: JOBY) (since 2021)

●    Serves on the board of Navitas Semiconductor, Inc. (NASDAQ: NVTS) (since 2021)

●    Serves on the boards of several private companies

Prior Experience

●   16 years at Cadence Design Systems, an electronic design company

Qualification

●    Extensive investment experience in the technology industry

●    Extensive expertise and skills in strategy, finance and management

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Director Nominee Age 47 Board Committees None

Sebastian Schebera

Director Nominee

Current Affiliations

●    Head of the Strategic Partnerships at Volkswagen AG (since 2020)

●    Managing Director of Porsche Niederlassung Mannheim GmbH, Volkswagen Group’s financial holding (since 2023)

●    Serves on the board of a private technology startup (since 2022)

●    Member of the European Battery Alliance (since 2019)

●    Current VW Director Nominee, as described in the “Letter Agreements on Board and Committee Representation” section of this proxy statement

Prior Experience

●    Principal at Volkswagen Consulting for strategic projects in technology and operations (2012-2017)

●    Engagement Manager at McKinsey & Company, a management consulting firm (2008- 2012)

●    Engineer (2004-2005) and Plant Production Manager (2006-2007) at Autoliv Inc., a global automotive safety supplier

Education

●    Diploma degree in Mechanical Engineering, Technical University of Dresden, Germany

Qualification

●    20 years of professional experience in the automotive industry

●    Expertise in the battery technology field

●    Investment advisory and strategic experience

Director since 2010 Age 56 Board Committees None

Jagdeep Singh

Co-founder and Chairman of the Board

Prior Experience

●    Company’s President (2010-2023) and Chief Executive Officer (2010-2024)

●    Founder and Chief Executive Officer at Infinera Corporation, a telecommunications company (2001-2009)

●    Served on the board of Khosla Ventures Acquisition Co. (2021-2022) and Slam Corp. (2021-2022)

Education

●    B.S. in Computer Science, University of Maryland College Park

●    M.B.A., University of California, Berkeley, Haas School of Business

●    M.S. in Computer Science, Stanford University

Qualification

●    Perspective and experience as co-founder and long-time CEO of the Company

●    Leadership experience in the energy storage industry

●    Executive experience across various high-tech industries

●    Educational background and strong scientific knowledge

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Director since 2024 Age 63 Board Committees None

Dr. Siva Sivaram

President, Chief Executive Officer and Director

Prior Experience

●    Various roles at Western Digital (NASDAQ: WDC) (2016-2023), a data storage solutions provider, including as President, and Executive Vice President, Silicon Technology and Manufacturing

●    Executive Vice President, Memory Technology, at SanDisk (2013-2016)

●    Founder and CEO of Twin Creek Technologies, an American technology manufacturer specializing in solar model equipment

●    Several leadership positions at SanDisk, Matrix Semiconductor, and Intel

Education

●    B.S. in Mechanical Engineering, National Institute of Technology, Tiruchi, India

●    M.S. in Materials Science, Rensselaer Polytechnic Institute

●    Ph.D. in Materials Science, Rensselaer Polytechnic Institute

Qualification

●    Decades of experience taking complex emerging technologies into high-volume production, including building factories, establishing and managing partnerships and scaling production across the world

●    Executive leadership experience

●    Relevant educational background, strong scientific knowledge and connections within the broader high-tech manufacturing industry

Director since 2019 Age 48 Board Committees None

JB Straubel

Independent Director

Current Affiliations

●    Founder and Chief Executive Officer of Redwood Materials Inc., a Nevada-based company working to drive down the costs and environmental footprint of lithium-ion batteries by offering large-scale sources of domestic anode and cathode materials produced from recycled batteries (since 2017)

●    Serves on the board of Tesla, Inc. (NASDAQ: TSLA) (since 2023)

Prior Experience

●    Co-founded and served as the Chief Technology Officer of Tesla (2005-2019)

●    Served on the board of SolarCity Corporation (2006-2016)

Education

●    B.S. in Energy Systems Engineering, Stanford University

●    M.S. in Engineering, with an emphasis on energy conversion, Stanford University

Qualification

●    Technical and manufacturing expertise

●    Leadership experience in energy technology companies

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Director Independence

Our Class A common stock is listed on the NYSE. As a Company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board of directors. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent. Our corporate governance guidelines define independence in accordance with the independence definition in the applicable NYSE listing rules.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10c-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors and director nominees. Based on information provided by each such person concerning his or her background, employment, affiliations and business and personal activities, our board of directors has determined that Messrs. Blome, Buss, Saluja, Schebera, Straubel, Wiese, Prof. Dr. Leohold, Mses. Hanley and Huppertz and Dr. Lovett do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. Dr. Siva Sivaram is not considered an independent director because of his position as our current President and CEO. Jagdeep Singh is not considered an independent director because of his status as a co-founder and his former role as our President until September 2023 and CEO until February 2024. Prof. Dr. Fritz Prinz is not considered an independent director because of his status as a co-founder of the Company and technical consulting and advisory services he provides to the Company apart from his board service. In determining the independence of directors, our board of directors has also considered transactions, relationships and other arrangements between our directors, our director nominees and officers and certain of their affiliates, in their individual capacities and not as representatives of our Company, and funds that are not affiliated with our Company.

In making these determinations, our board of directors considered the current and prior relationships that each outside director and director nominee has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each such person, and the transactions involving them described in the section entitled “Related Person Transactions.” Our board of directors has also considered transactions, relationships and other arrangements between our directors, director nominees and officers and certain of their affiliates, in their individual capacities and not as representatives of our Company, and funds that are not affiliated with our Company. Specifically, our board of directors has considered whether the current or prior roles of Messrs. Blome, Schebera, Wiese, and Prof. Dr. Leohold at VGA or its affiliate, QSV, and the designation of Messrs. Blome and Wiese as VW Directors and the nomination and election of Mr. Schebera as a VW Director following the annual meeting (see “Letter Agreements on Board and Committee Representation” above) created a conflict of interest based on the Company’s commercial relationship with VGA, including its joint venture with QSV. Our board of directors will continue to take appropriate measures if and when a conflict arises, including limiting access to relevant materials or requesting that such directors recuse themselves from discussion or consideration of matters that may constitute a conflict of interest.

There are no family relationships among any of our directors, director nominees, or executive officers.

Board of Directors Leadership Structure and Role of Lead Independent Director

In February 2024, in connection with our CEO transition, the roles of chairman and CEO were separated: Mr. Singh currently serves as the chairman of our board of directors and served as our President until September 2023 and CEO until February 2024 when Dr. Sivaram assumed the role of our President and then of our CEO and was appointed to our board of directors, respectively. Our corporate governance framework provides our board of directors with flexibility to determine the appropriate leadership structure for the Company, and whether the roles of chairperson, president and chief executive officer should be separated or combined. In making this determination, our board of directors considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. The board of directors believes that the current structure supports a smooth CEO transition and enables the board and Company to best leverage Mr. Singh’s and Dr. Sivaram’s strongest talents to promote the continued growth of our business. As CEO, Dr. Sivaram is responsible for developing and overseeing the execution of our business strategy and leading and managing the day-to-day operations of the Company. As our co-founder, non-executive chairman and former CEO, Mr. Singh focuses on board leadership and governance and serves as a liaison between our board of directors and management, working closely with our lead independent director and CEO.

Our board of directors has adopted corporate governance guidelines that provide that the board may appoint one of our independent directors to serve as our lead independent director at any time when the chairperson of our board of directors is not independent, including when our president and chief executive officer serves as the chairman of our board of directors. Because Mr. Singh is our co-founder and was our President and CEO until February 2024, our board of directors has not deemed Mr. Singh to be an independent director and has appointed Mr. Buss to serve as our lead independent director. As lead independent director, Mr. Buss is responsible for calling separate meetings of the independent directors, determining the agenda and presiding over such periodic meetings of our independent directors, serving as a liaison among Dr. Sivaram, Mr. Singh and our independent directors, including reporting to Dr. Sivaram and Mr. Singh regarding feedback from executive sessions, meeting with the CEO and members of senior

2024 Proxy Statement   |   27

management to discuss board agendas, materials and the schedule of meetings, serving as our spokesperson as requested and performing such additional duties as a majority of our independent directors may otherwise determine or delegate. Mr. Buss is also the chair of the audit committee of the board of directors and a member of the compensation committee of the board. Our board of directors believes that Mr. Buss’s vast leadership expertise, financial expertise, including from his past roles as chief financial officer of public companies, and experience on the boards of several public companies, including major automotive companies, helps provide strong and independent oversight and effective collaboration among the directors.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Buss’s role as lead independent director, as well as the independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Singh’s chairman role, aligned with Dr. Sivaram’s executive leadership, enables strong leadership at the board of directors and senior management levels, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational risks. Risk assessment and oversight are an integral part of our governance and management processes and we have designed and implemented processes to manage risk in our operations. The board of directors is responsible for overseeing the design and implementation of our strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate such risks. Management is responsible for assessing and managing risk, including through our Enterprise Risk Management (“ERM”) program, subject to oversight by the board of directors. Our board of directors does not currently have or anticipate having a standing risk management committee, but instead administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight, as detailed in the table below.

Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Oversees our corporate management and long-term strategies, monitoring and assessing strategic risk exposure

Oversees our ERM program, considering and discussing our major financial risk exposures and the steps to monitor and control such exposures

Reviews guidelines and policies that govern risk assessment, including internal controls, integrity of our financial statements, complaint procedures, and related person transactions

Monitors compliance with legal and regulatory requirements

Oversees cybersecurity and information security matters

Evaluates our compensation policies and practices on at least an annual basis, including to determine whether such policies and practices encourage excessive risk-taking and if such policies and practices could mitigate any such risk

Reviews the relationship between risk management policies and compensation

Oversees regulatory compliance with respect to compensation matters affecting the Company

Reviews and assesses our corporate governance practices, our board of directors’ structure and composition, and the independence of the board of directors

Develops, approves, reviews and monitors compliance with our Code of Conduct, including potential conflicts of interest

Oversees our ESG initiatives

Reviews succession planning on a periodic basis

Our board of directors believes that taking an active role in the oversight of our corporate strategy and the related risks is appropriate, given our board members’ combined breadth and depth of experience, and is critical to ensuring that the long-term interests of the Company and its stockholders are being served. Our board of directors believes its current leadership structure supports the risk oversight function of our board of directors.

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Committees of Our Board of Directors

Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. Copies of the charters for each committee are available on our website at https://ir.quantumscape.com/governance/governance-documents. The composition and responsibilities of each committee are described below.

The following table provides membership for the board’s standing committees as of April 1, 2024:

Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Blome	✓			
Brad Buss [Lead Independent Director]	✓	Committee Chair	Committee Member	
Jeneanne Hanley	✓	Committee Member	Committee Member	
Susan Huppertz	✓	Committee Member		
Prof. Dr. Jürgen Leohold	✓		Committee Chair	Committee Member
Dr. Gena Lovett	✓			Committee Chair
Prof. Dr. Fritz Prinz		Committee Member		
Dipender Saluja	✓			Committee Member
Jagdeep Singh [Board Chair]				
Dr. Siva Sivaram				
JB Straubel	✓			
Jens Wiese(1)				Committee Member

Lead Independent Director

Board Chair

Committee Chair

Committee Member

(1)	As discussed above under “Letter Agreements on Board and Committee Representation”, Mr. Wiese will continue serving as a director and member of the nominating and corporate governance committee up until the annual meeting. Upon election by our stockholders at the annual meeting, Mr. Schebera will succeed Mr. Wiese as a director. As of the date of this proxy statement, Mr. Schebera is not currently expected to be appointed to any committee of the board of directors immediately following his election at the annual meeting.

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Audit Committee 9 meetings in 2023	Current Members: Brad Buss (Chair), Jeneanne Hanley, Susan Huppertz, Dr. Gena Lovett

Role and Responsibilities:

●      selecting, compensating, and overseeing our independent registered public accounting firm;

●      evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

●      reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit and tax services;

●      reviewing with the independent auditors and approving the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

●      reviewing our annual and quarterly financial statements and reports, including the disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discussing the statements and reports with our independent auditors and management, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

●      reviewing our financial reporting processes, and disclosure controls and procedures;

●      overseeing the design, implementation and performance of our internal audit function;

●      overseeing cybersecurity matters;

●      reviewing and discussing with management and the independent auditor the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reporting regarding compliance with applicable laws, regulations and internal compliance programs;

●      reviewing and providing oversight of any related person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics (the “Code of Conduct”);

●      establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; and

●      reviewing and evaluating on an annual basis the charter of the audit committee and performance of such committee and recommending changes as deemed necessary to our board of directors.

Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and is able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements.

Our board of directors has determined that Mr. Buss qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K and meets the financial sophistication requirements of the NYSE rules. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

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Compensation Committee 10 meetings in 2023	Current Members: Prof. Dr. Jürgen Leohold (Chair), Brad Buss, Jeneanne Hanley

Role and Responsibilities:

●      reviewing and approving the corporate goals and objectives that pertain to the determination of the compensation of our executive officers, including our chief executive officer, and assessing their performance against these goals and objectives;

●      reviewing and approving or making recommendations to our board of directors regarding the compensation and other terms of employment of our executive officers, including our chief executive officer;

●      reviewing and approving the terms of any employment agreements, severance arrangements, change in control arrangements and any other material arrangements for our executive officers;

●      reviewing, approving and administering our employee benefit and equity incentive plans;

●      establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;

●      making recommendations to our board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our board of directors;

●      monitoring compliance with stock ownership guidelines for the executive officers and non-employee members of the board of directors;

●      approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy, and administration of such policy;

●      reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our outside board members;

●      preparing an annual report on executive compensation and reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;

●      reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●      reviewing and discussing with management our diversity, talent, and culture strategy including, but not limited to, human capital programs and policies regarding management development, talent planning, diversity and inclusion initiatives, and employee engagement; and

●      reviewing and evaluating on an annual basis the compensation committee charter and the performance of such committee and recommending changes as deemed necessary to our board of directors.

Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also an outside director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The charter of the compensation committee permits the committee to delegate any or all of its authority when it deems it appropriate and in the best interests of our Company and when such delegation would not violate applicable law, regulation or NYSE or SEC requirements. In addition, the compensation committee has the authority under its charter to retain or obtain the advice of compensation consultants, independent legal counsel and other advisors.

Since 2020, our compensation committee has been responsible for making all executive compensation determinations. In 2023, Mr. Singh worked closely with the compensation committee in managing the executive compensation program and attended most meetings of the compensation committee other than those meetings in which his own compensation was discussed and deliberated on. As such, he did not participate in the determination of his own compensation.

In 2023, our compensation committee retained Compensia, Inc. (“Compensia”) as our independent compensation consultant to advise the compensation committee with respect to director and executive officer compensation.

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Nominating and Corporate Governance Committee 4 meetings in 2023	Current Members: Dr. Gena Lovett (Chair), Prof. Dr. Jürgen Leohold, Dipender Saluja, Jens Wiese(1)

Role and Responsibilities:

●      reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;

●      identifying, reviewing and making recommendations of candidates to serve on our board of directors;

●      considering our board of directors’ leadership structure, including the separation of the chairman and chief executive officer roles and/or appointment of a lead independent director of our board, either

●      permanently or for specific purposes, and making such recommendations to our board of directors;

●      developing and reviewing periodically policies and procedures for considering stockholder nominees for election to our board of directors and evaluating

●      nominations by stockholders of candidates for election to our board of directors;

●      evaluating the “independence” of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations of the SEC and other applicable laws;

●      reviewing our succession planning process for our chief executive officer and other members of our executive management team;

●      evaluating the current size, composition and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;

●      recommending to our board of directors any changes to the corporate governance guidelines and corporate governance framework

●      oversight of ESG matters and review of ESG report;

●      reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors current and emerging corporate governance trends;

●      overseeing director orientation for new directors and continuing education for our directors;

●      evaluating the performance of our board of directors and its committees and individual directors and determining whether continued service on our board of directors is appropriate;

●      reviewing and monitoring compliance with our Code of Conduct, and reviewing possible, actual and potential conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee;

●      advising the board of directors on management and stockholder proposals on corporate governance matters and overseeing management’s engagement with stockholders and proxy advisory firms;

●      administering policies and procedures for communications with the non-management members of our board of directors; and

●      reviewing annually the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

(1)	As discussed above under “Letter Agreements on Board and Committee Representation”, Mr. Wiese will no longer serve on our board of directors or any committees thereof in connection with the annual meeting. Upon election by our stockholders at the annual meeting, Mr. Schebera will succeed Mr. Wiese as a director. As of the date of this proxy statement, Mr. Schebera is not currently expected to be appointed to any committee of the board of directors immediately following his election at the annual meeting.

Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE.

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Attendance at our Board of Directors and Stockholder Meetings

During our fiscal year ended December 31, 2023, our board of directors held 6 meetings. Each director, except for Mr. Blome due to unforeseen conflicts communicated to the Company in advance, attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

We encourage, but do not require, our directors to attend our annual meeting of stockholders. All of our directors as of attended the 2023 annual meeting of stockholders.

Executive Sessions of Outside Directors

To encourage and enhance communication among outside directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the outside directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our outside directors are not independent directors, then our independent directors will also meet in executive sessions on a periodic basis. These executive sessions are chaired by Mr. Buss, our lead independent director.

Considerations in Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen and experience, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board and skills that are complementary to the board, an understanding of our business, an understanding of the responsibilities that are required of a member of the board, other time commitments and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

In addition to the process described above, our nominating and corporate governance committee also nominates two individuals designated by VGA as required under the VW Director Agreement. Messrs. Blome and Wiese are the two current VW Directors pursuant to the VW Director Agreement. On April 18, 2024, our board of directors, upon designation by VGA pursuant to the VW Director Agreement, nominated Mr. Schebera for election as a VW Director at the annual meeting, succeeding Mr. Wiese, who will continue serving as a VW Director and member of the nominating and corporate governance committee up until the annual meeting. If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management. In determining whether to recommend a director for reelection, our nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board and our business and other qualifications and characteristics set forth in the charter of our nominating and corporate governance committee.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and Bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our Bylaws and the director nominee evaluation process described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our nominating and corporate

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governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our Bylaws, stockholders may also directly nominate persons for election to our board of directors at the annual meeting of stockholders. Any nomination must comply with the requirements set forth in (i) our Bylaws, as amended from time to time, (ii) our applicable SEC filings, including our proxy statements, (iii) and the rules and regulations of the SEC. All nominations should be submitted to our corporate secretary in the manner required by the applicable sections of our Bylaws.. To be timely for our 2025 annual meeting of stockholders, nominations must be submitted in accordance with the deadlines discussed below under “Other Matters- Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”

Communications with the Board of Directors

Pursuant to our Policies and Procedures for Stockholder Communications to Independent Directors, stockholders and other interested parties wishing to communicate directly with our independent or non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board of directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board of directors. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

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Stockholder Engagement

We recognize the benefits of maintaining a robust dialogue with stockholders, which is why we are committed to stockholder engagement and maintain a quarterly stockholder outreach program as described below.

Quarterly outreach program

Our CEO, CFO, Chief Marketing Officer, Head of Investor Relations, and other members of management regularly participate in:

●     Post-earnings calls with sell-side analysts

●     Engagement with interested investors

●     Broker-sponsored, non-deal roadshows

●     Investor conferences

Our lead independent director also participates in certain calls with select stockholders.

2023 engagement	● Met with approximately 120 institutional investors of all sizes in 1 on 1, small group and large group setting ● Attended 9 investor conferences
Topics discussed	● Technical progress ● Commercialization roadmap ● Production scale-up ● Competitive landscape ● ESG matters
Feedback	Engagements enable us to better understand our stockholders’ priorities, perspectives and positions, build meaningful relationships over time with our stockholders, and obtain valuable feedback that helps inform our decisions and our strategy throughout the year. Relevant feedback is also shared with our board of directors and/or respective committees, as applicable.

As an innovator of next-generation battery technology and a participant in an extremely competitive industry, it is not always easy for the investing public to understand the technical details of how our solid-state lithium-metal battery technology works and how our technology compares to other offerings in the market. Accordingly, as a public company, we are committed to educating the investing public on how our technology works and how we plan on scaling up and commercializing. We have done so through the publication of various resources in fiscal year 2023 – in addition to the four quarterly shareholder letters issued in connection with our earnings calls, we hosted two public educational webinars that have since garnered over 15,000 views, and published three blog posts and white papers in important aspects of our technology.

Policy Prohibiting Hedging or Pledging of Securities

Under our Insider Trading Policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. Our corporate governance guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted our Code of Conduct, applicable to all of our employees, executive officers and directors, as well as our contractors, consultants and agents. The full text of our corporate governance guidelines and Code of Conduct are available on our website at https://ir.quantumscape.com/governance/governance-documents. The nominating and corporate governance committee of our board of directors is responsible for overseeing the Code of Conduct, including regularly reviewing and updating our Code of Conduct for

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regulatory and best practices updates, and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. In February 2023, our board of directors, upon recommendation of the nominating and corporate governance committee and as part of its annual corporate governance review cycle, approved certain amendments to our Code of Conduct.

Sustainability

Our mission is to revolutionize energy storage to enable a sustainable future. More specifically, our goal has been to build the world’s best batteries, as measured by energy density, power density (charge time), cycle life, and safety. We have focused first on the transformation of the electrification of the automotive powertrain, an application that we believe represents both an important part of the solution to the emissions problem as well as an opportunity to create tremendous value over the coming decades. We also recognize that our solid-state battery technology has applicability in other markets including stationary storage and consumer electronics and we intend to explore opportunities in those areas as appropriate. This mission and our focus on ESG matters promote the long-term interests of our stockholders, while strengthening our board of directors’ and management’s accountability.

Our board of directors’ primary duty is to oversee our corporate strategy, which includes its oversight of how environmental and social issues may impact the long-term interests of our stockholders. In addition, our nominating and corporate governance committee provides direct board oversight on ESG factors that are connected to our strategic business initiatives. ESG at QuantumScape is governed from the most senior levels to each of our employees, as we believe achievement of operational excellence is intrinsically tied to how responsibly we run our business. As a leader in the development of next generation solid-state lithium-metal batteries, we focus on ESG issues such as the environmental impact of our product, workplace health and safety, and employee development. We formed a sustainability working group at the direction of our board of directors to evaluate our commitment to ESG issues and develop our comprehensive strategy. Our most recent ESG report published in September 2023 is available on our website at quatumscape.com/esg.

Environmental	Social	Governance
● Product lifecycle management Natural resource use ● Waste generation ● GHG emissions	● Human capital management ● Diversity, equity and inclusion ● Occupational health and safety ● Data protection and cybersecurity ● Product safety ● Product quality	● ESG governance Board composition Ethics and compliance ● Supply chain management

Environmental Product Impact

Compared with conventional lithium-ion batteries, our battery technology is designed to enable significant benefits to battery capacity, cycle life, fast charging and safety, while minimizing cost. We believe these benefits will provide significant value to our customers and to drivers, allowing them to switch to EVs without requiring difficult compromises. Because our technology has the potential to address key pain points, by extending vehicle range and enabling ~15-minute fast charging, we believe our battery technology will deliver an EV experience that is significantly more competitive with fossil fuel vehicles than what today’s EVs can achieve with conventional batteries. Speeding the transition to electric vehicles has important effects on the ability of the world to meet the goals of the Paris Climate Accords but reducing the carbon dioxide emissions of transportation is only one of the environmental benefits of electrification. Combustion vehicles have a significant negative impact on air quality in cities due to emissions of harmful pollutants such as nitrogen oxides and particulate matter. These emissions may lead to increased rates of asthma and other respiratory diseases, as well as a host of other health burdens that are still being understood. The impacts of air pollution also tend to fall disproportionately on low-income and marginalized communities. We believe our product can play a key role in reducing the effects of air pollution on people, the broader environment and the global ecosystem.

Responsible Product Design and Recyclability

We can further strengthen the environmental value of our technology by designing our batteries to do more with less material, have a longer useful life, and retain utility in second-life applications. Eliminating the anode host material in our batteries reduces the need to extract resources – both natural and synthetic graphite extraction or production are carbon intensive and their supply chains present multiple ESG concerns, and offers improved recyclability — the graphite anode and polymer separator are some of the least recyclable parts of a conventional lithium-ion battery cell. In contrast, when our battery reaches end of life, the material constituents are potentially largely recyclable, and we are now investing resources to develop the processes with the goal of returning such materials to useful applications and help build a circular economy. In 2022, we entered into an agreement to recycle certain of our battery components. Recycling of our manufacturing scrap has allowed us to divert large amounts of battery component and consumable materials away from waste streams and into the circular economy. In 2023, we recycled more than 30,000 pounds of these materials. Our products maximize our positive environmental contributions across their lifecycle, also meeting the demands of our environmentally conscious partners and customers.

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Product Safety

The goal of our solid-state lithium-metal battery technology is to power society’s transition away from fossil fuels. However, an important component of improved sustainability is improved safety. With current batteries, many abuse conditions can result in fires, including malfunctions that can result in overcharging and battery damage from accidents. To reduce these risks, flammable components in today’s lithium-ion EV batteries need to be replaced with non-flammable equivalents. The nonflammable, noncombustible ceramic solid-state electrolyte-separator in our batteries replaces typical organic polymer separators found in traditional lithium-ion cells, which we believe will substantially reduce the risk of fire and thermal runaway events.

Supply Chain

Our long-term goal is to measure and continuously improve upon the environmental performance of our company based on our energy consumption, water consumption, GHG and air emissions, waste generation and ecological impacts that can accrue across our value chain, during raw material extraction, manufacturing, transportation, and distribution. We are investing in systems, processes, and the team to make progress on this goal. In 2022, we formalized our supplier code of conduct, which is published to our website at www.quantumscape.com/supplier-code-of-conduct. As we begin to solidify the types and amounts of materials we will need, and choose longer-term supply chain partners, we will analyze and target areas of risk and opportunity in our supply chain that we can influence, prioritizing partners who have high standards for environmental sustainability or who are willing to improve their practices.

Workplace Health and Safety

We seek to manage environmental, health and safety risks via a sophisticated environment, health and safety system, including engineering controls, policies, procedures, training, monitoring, audits and a proactive culture. Our proactive approach focuses on the prevention of injuries and regulatory compliance. We continue to scrutinize, evaluate and monitor safety hazards, such as potential chemical exposures, through job hazard analyses, enhanced by our emergency response teams. We further enable our employees to identify potential safety hazards through trainings and a responsible reporting rewards program.

Human Capital Management

Our business benefits tremendously from the strength of our team, which is built on the training, ability, experience and cultural fit of its individual members. But hiring is only the first step in the process. We invest in our team so they can continue to develop their talents and capabilities, broaden their experience, and achieve their full potential at QuantumScape. Our team has approximately 850 team members. In 2023, we shifted our focus from headcount growth to resource efficiency and optimization.

We support talent development for all our employees through a combination of on-the-job learning, formal training, individualized education, and development opportunities, complemented by our performance management system. As we expand our team, we balance a promote-from-within philosophy with the need to recruit top talent from a range of different industries and all over the world. We are implementing management development programs to help leaders engage and develop their team members.

We believe growth and performance result from investing in our employees across a broad spectrum of training, development, and career advancement, but there is also an important role for compensation to reward and retain valuable team members. We balance the need for internal pay equity with the necessity for market-leading compensation as we grow and compete for talent. Bonuses, RSUs, and an employee stock purchase offerings are important ways for us to reward our employees for their performance and ensure that they participate in the success of the business. 100% of our full-time regular employees hold equity in our Company.

Diversity, Equity and Inclusion

Our Company is built on innovation, which requires people with different skills, experiences, and perspectives working collaboratively to develop new ways of approaching persistent problems. Our culture of innovation is sustained and bolstered only when everyone feels welcome, accepted, and valued.

We are always mindful of what we promote when we promote. We seek to promote fair and equitable hiring and promotion processes and year-over-year improvements in diverse representation. Some of our actions to achieve this includes:

●	Delivering management training for our senior leaders.

●	Implementing job leveling framework to ensure candidates are assessed against a consistent set of criteria, complemented by structured interview training provided to managers.

●	Making certain that our commitment to equal hiring and promotion opportunities is substantiated with equal pay for equal work, by conducting an annual internal pay equity analysis to identify any weaknesses.

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Data Protection and Security

We proactively identify, monitor, and manage data security risks in order to prevent breaches or material vulnerabilities. We provide employee training at onboarding and on an annual basis to enhance our security, and we deploy third-party penetration tests and use adaptive behavioral algorithms as well as malware signatures to monitor anomalous behavior.

Ethics and Compliance

Our board of directors has adopted a Code of Conduct available on our website at https://ir.quantumscape.com/governance/ governance-documents. It serves as a guide, and we expect those it covers to use good judgment and adhere to the high ethical standards to which we are committed. Our Code of Conduct is designed to deter wrongdoing and promote fair and accurate financial reporting, compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct and any of our policies and procedures, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, and a culture of honesty and accountability.

We also have a Global Anti-Bribery and Anti-Corruption Policy (“Anti-Corruption Policy”) dedicated to fostering and maintaining the highest ethical standards in each jurisdiction in which we conduct business. We have a zero-tolerance policy and therefore all forms of bribery and corruption regardless of whether they involve a public official or a private person are prohibited. Our Anti-Corruption Policy complements our Code of Conduct in guiding employees and other company representatives in understanding concepts and activities that are prohibited by anti-bribery and anti-corruption laws.

Both our Code of Conduct and our Anti-Corruption Policy are applicable to all of our officers, directors and employees, as well as our consultants, agents, contractors, business partners and any other third-party representatives acting on our behalf. We encourage the report of potential or suspected violations to our compliance officer or via our whistleblower hotline and also prohibit any form of retaliation against good-faith reports.

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REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to QuantumScape’s financial reporting process, QuantumScape’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing QuantumScape’s consolidated financial statements. QuantumScape’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of QuantumScape’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare QuantumScape’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;

●	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

●	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in QuantumScape’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Brad Buss (Chair)
Jeneanne Hanley
Susan Huppertz
Dr. Gena Lovett

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by QuantumScape under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent QuantumScape specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 1, 2024.

Name	Age	Position(s)
Dr. Siva Sivaram	63	President, Chief Executive Officer and Director
Dr. Timothy Holme	42	Chief Technology Officer and Co-Founder
Dr. Mohit Singh	45	Chief Development Officer
Kevin Hettrich	42	Chief Financial Officer
Michael McCarthy	58	Chief Legal Officer and Head of Corporate Development

Dr. Siva Sivaram

President since 2023 and, Chief Executive Officer and Director since 2024

For the biography of Dr. Siva Sivaram, please see “Board of Directors and Corporate Governance — Nominees for Director.”

Dr. Timothy Holme

Co-Founder and Chief Technology Officer since 2011

Prior Experience

●      Research Associate at Stanford University (2008-2011)

Education

●      B.S. in Physics, Stanford University

●      M.S. in Mechanical Engineering, Stanford University

●      Ph.D. in Mechanical Engineering, Stanford University

Dr. Mohit Singh

Chief Development Officer since 2015

Prior Experience

●     QuantumScape’s Vice President, Development

●     Cofounder and CTO, Seeo Inc (acquired by Bosch GmbH)

●     Corporate Research, Arkema

●     Post doctorate research in Chemical Engineering at the Lawrence Berkeley National Laboratory for the University of California, Berkeley

Education

●     B. Tech in Chemical Engineering, Indian Institute of Technology Bombay, India

●     Ph.D. in Chemical and Biomolecular Engineering, Tulane University

Dr. Mohit Singh is not related to Jagdeep Singh.

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Kevin Hettrich

Chief Financial Officer since 2018

Prior Experience

●     QuantumScape’s Vice President of Business Operations (2016-2018), Senior Director of Finance and Product Management (2014-2016), Director of Product Management (2013-2014), and Manager of Product Management (2012-2013)

●     Private Equity Associate of Bain Capital, an investment firm (2007-2009)

●     Business Analyst at McKinsey & Company, a management consulting firm (2004-2007)

Education

●     B.A. in Economics, Pomona College

●     M.B.A., Stanford Graduate School of Business

●     M.S. in Environment and Resources, Stanford University

Michael McCarthy

Chief Legal Officer since 2013 and Head of Corporate Development since 2018

Prior Experience

●     Several roles at Infinera Corporation (2003-2013), including as Chief Legal Officer, General Counsel and Chief Administrative Officer

●     Senior Vice President and General Counsel of Ciena Corporation, a network strategy and technology company (1997-2003)

Education

●     B.A. in Mathematical Economics, Colgate University

●     J.D., Vanderbilt University Law School

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EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the Summary Compensation Table below.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing our executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the compensation committee determined the specific compensation elements that comprised the 2023 executive compensation program.

Our named executive officers for 2023 were:

●	Jagdeep Singh, our President until September 2023 and Chief Executive Officer until February 2024 (our “CEO”);

●	Dr. Siva Sivaram, our President since September 2023 and President and Chief Executive Officer since February 2024 (our “President”);

●	Kevin Hettrich, our Chief Financial Officer;

●	Dr. Tim Holme, our Chief Technology Officer; and

●	Dr. Mohit Singh, our Chief Development Officer.

The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables that follow.

2023 Executive Compensation Highlights

2023 marked the beginning of QuantumScape’s transformation from prototype to product, starting with the shipment of our first A0 prototype cells in late 2022 and continuing in 2023 with the development and demonstration of the key component-level improvements needed to go to market: higher cathode loading, an efficient commercial packaging design, and an improved and more scalable electrolyte-separator process. Over 2023, we also achieved other important milestones that set the foundation for the Company’s future growth: our best-performing A0 prototype cell shipped in late 2022 achieved more than 1,000 full cycle equivalents with 95% discharge energy retention in testing in the labs of PowerCo (Volkswagen’s battery manufacturing arm), we bolstered our balance sheet with a public follow-on offering, strengthened relationships with OEM partners, and announced the first planned commercial product, QSE-5. We expect our transformation to continue in 2024, as we aim to commence low-volume QSE-5 prototype production in 2024, with plans for scaling up to higher volumes by 2025.

For 2023, the compensation of our named executive officers was consistent with our compensation philosophy and objectives described below with increased emphasis on long-term performance-based compensation in the form of PSUs (as defined below) to provide an additional level of alignment of interests between our named executive officers and our stockholders while incentivizing our executives to drive the Company’s growth.

Our named executive officers were each eligible for base salary, annual incentive bonus, and equity awards in the form of long-term incentive RSU grants which, in 2023, started to include performance-based RSUs (“PSUs”) vesting upon achievement of certain corporate milestones, as described below. In 2023, we maintained the annual incentive bonus target and increased the base salary of our named executive officers corresponding to a 14.3% increase in the base salary of our CEO and a 4.4% increase in the base salary of the other named executive officers, to continue the transition to market-competitive executive cash compensation levels in light of the transformational period the Company began in 2023 and the competitive market for executive talent. Our named executive officers also received a mix of time-based and performance-based equity awards (RSUs and PSUs) for both their annual refresh equity award (except for our CEO as described below) and their 2023 Bridge Equity Program award (as described below).

The compensation committee of the board of directors decided to implement the 2023 Bridge Equity Program to provide sustained motivational and retention incentives for senior employees and key contributors, including our CEO and the other named executive officers, in light of then current macroeconomic market conditions affecting our stock price and as part of a holistic assessment of our named executive officers’ equity compensation. The 2023 Bridge Equity Program consisting of a mix of RSUs and PSUs implemented the compensation committee’s strategy to increase emphasis on long-term performance-based compensation. Due to his significant EPA Program (as described below) award in 2021, our CEO did not receive equity refresh awards in 2022 or 2023, but he received the 2023 Bridge Equity Program award in the same form as the other named executive officers (consisting of RSUs and PSUs), as described below.

This section describes and discusses how, in 2023, our compensation committee increased the focus of our overall executive compensation program on long-term performance-based compensation dependent upon corporate performance, and therefore “at risk,” to align the interests of our executives with our stockholders.

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The following chart shows the various components of the compensation of our CEO and other named executive officers over the past fiscal year, and further demonstrates our philosophy of aligning executive compensation with Company performance and shareholder interests.

CEO Transition

In September 2023, we welcomed our new President, Dr. Sivaram, who joined us to oversee the Company’s technology and manufacturing groups and bring deep expertise in the production and scale up of high complexity hardware to the Company. The compensation terms of Dr. Sivaram’s offer letter dated July 25, 2023 (the “Offer Letter”) were approved by our compensation committee in alignment with our compensation philosophy and objectives for 2023, including the granting of equity awards consisting of a mix of RSUs and PSUs as described below.

Dr. Sivaram’s onboarding was the first step of a year-long president and chief executive officer succession planning initiated in early 2023 by Mr. Singh in consultation with our board of directors, and completed in February 2024, upon the appointment of Dr. Sivaram as the Company`s Chief Executive Officer and as a member of our board of directors, effective February 15, 2024. In connection with Dr. Sivaram’s appointment as Chief Executive Officer and upon recommendation of our compensation committee, the board of directors approved certain changes to Dr. Sivaram’s compensation arrangements to align his compensation to his increased responsibilities in such new role. The compensation changes included an increase to his base salary and annual incentive bonus target and the granting of an equity award consisting of a mix of RSUs and PSUs, as described in the Current Report on Form 8-K filed with the SEC on February 14, 2024.

In connection with the above, our board of directors also accepted Mr. Singh’s request to transition out from his role as the Company’s Chief Executive Officer effective February 15, 2024, and confirmed that Mr. Singh would continue in his capacity as the chairman of our board of directors. Mr. Singh had served as the Company’s Chief Executive Officer and chairman of the board of directors since he co-founded the Company in 2010. On February 15, 2024, the following changes to Mr. Singh’s compensation became effective:

●	Mr. Singh no longer received any compensation for his service as a Company employee or Chief Executive Officer, other than the 2023 annual corporate bonus (as described below)

●	The stock options granted to Mr. Singh under the 2021 EPA Program (as described below) terminated in accordance with its terms in connection with his transition away from the Chief Executive Officer role

●	All of Mr. Singh’s other outstanding equity awards continued to vest in accordance with their terms, subject to his continuing to serve as a service provider to the Company

●	Mr. Singh has waived any further participation in the standard compensation arrangements for non-employee directors under the Company’s Director Compensation Policy (as described below)

Compensation Philosophy and Objectives

The overall objective of our executive compensation program is to link executive compensation to the performance of our Company, and to motivate our executives, including our named executive officers, to make a long-term commitment to our success. As a development stage Company with no revenue to date, our focus has been to link executive compensation with operational performance of the Company, including product development, production planning, scale-up and manufacturing, and sales/customer, among others.

Our executive compensation program is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, other senior executives and management team and help to achieve success in our business.

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Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:

●	Reward and retain talented executives, who possess proven experience, knowledge, skills, and leadership;

●	Motivate our executives by giving them a stake in our growth and prosperity and encouraging their continued service; and

●	Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.

Based on this philosophy, we have designed our executive compensation program at levels we consider market competitive to encourage the achievement of strong overall results, particularly ambitious long-term financial and operational objectives.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel.

The following policies and practices were in effect during 2023:

Long-Term “At-Risk” Performance-Based Compensation	In 2023, a portion of each of the equity awards granted to our named executive officers as annual refresh grants, bridge equity awards, or new hire awards were performance-based RSUs and therefore “at risk,” dependent upon corporate performance, to align the interests of our executives with our stockholders.
Annual Executive Compensation Review	Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.
Independent Compensation Committee	Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with our stockholders, and implementing their executive compensation ideas, as well as addressing their concerns.
Independent Compensation Consultant	Our compensation committee engaged its own compensation consultant, Compensia, a national compensation consulting firm, to assist with its 2023 compensation review and analysis.
Minimal Perquisites and Special Benefits

Our executives are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full- time, salaried employees.

At this time, we provide limited perquisites and other personal benefits to our executives and certain senior employees. Other than a 401(k) plan, we do not provide any other retirement benefits to employees, including our named executive officers.

No “Golden Parachute” Tax Reimbursements

We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executives might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).

No Hedging and Pledging	Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities, from pledging any Company securities as collateral for any loan or as part of any other pledging transaction, or from holding any Company common stock in margin accounts.
No “Single-Trigger” Change-in-Control Arrangements

Our named executive officers are not eligible for payments and benefits that are payable solely as a result of a change-in-control in the Company.

All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid).

Clawback Arrangements

In 2023 we adopted clawback arrangements with our executive officers to recover erroneously awarded incentive-based compensation received after October 2, 2023 in the event that we have to prepare accounting restatements due to our material noncompliance with any financial reporting requirement under the securities laws. In addition, the terms of the awards under the EPA Program (as described below) provide for recovery of such awards under certain circumstances, including in the case of a recipient’s perpetration of common law fraud or a recipient’s misconduct that is materially injurious to the business reputation of, or is otherwise materially injurious to, any member of the Company group.

Stock Ownership Guidelines	Our directors and executive officers are subject to stock ownership guidelines. See “—Other Compensation Policies—Stock Ownership Guidelines” for a description of our stock ownership guidelines.
No Timing Grants to Release of Material Nonpublic Information	We do not have a policy or practice to time equity grants based on the release of material nonpublic information.

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Compensation-Setting Process

Role of Compensation Committee

Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. Our compensation committee assesses the prior year performance of the Company and our executives, and establishes (a) a bonus plan, including metrics and related target levels for the year, applicable to all of our eligible employees, including our named executive officers, (b) annual equity award guidelines for all of our eligible employees and grants for our executives, including our named executive officers, and (c) the base salary of our executives, including our named executive officers. In determining the compensation of the members of our executive team, including our named executive officers, for 2023, our compensation committee reviewed the compensation arrangements, including base salary, target bonus opportunities and annual equity awards, of our executives and considered an analysis of competitive market data prepared by Compensia, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our compensation committee in determining executive compensation. Other factors our compensation committee considers in making its executive compensation decisions include input from our chief executive officer, chief legal officer, and chief of human resources operations (except with respect to their own compensation), core responsibilities and criticality of role, past individual performance and expected future contributions, the vesting status and value of outstanding equity awards, and internal pay equity based on the impact of business and performance.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management, including our chief executive officer, chief legal officer, and chief of human resources operations. In 2023, these members of management assisted our compensation committee in developing our executive annual bonus plan based on metrics that contain appropriately rigorous goals and target levels. Our chief executive officer provides recommendations on compensation matters for our employees in general and all of his direct reports, including our named executive officers. Our chief executive officer, chief legal officer, and chief of human resources operations usually attend compensation committee meetings. No members of management participate in compensation committee deliberations or decisions regarding their own compensation and none of them are present when their own compensation is determined.

Role of Compensation Consultant

Compensia has been engaged by and serves as our compensation committee’s compensation consultant. Compensia reviews the compensation arrangements of our executives and generally assists our compensation committee in analyzing executive and employee compensation, and the compensation of the non-employee members of our board of directors. Compensia provides support for our compensation committee by attending committee meetings, providing recommendations regarding the composition of our compensation peer group, analyzing competitive compensation data and formulating recommendations for executive and non-employee director compensation. Our compensation committee also requests specific analyses to assist our compensation committee in the design and structure of our executive and non-employee director compensation programs.

Our compensation committee has determined that the work of Compensia does not raise any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the NYSE.

Competitive Positioning

In setting executive compensation, our compensation committee uses publicly available data on the compensation policies and practices of comparable publicly traded companies as a reference to understand the competitive market for executive talent. With respect to decisions regarding the 2023 compensation of our executives, including our named executive officers, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of companies in the information technology, industrial and consumer sectors, including manufacturing automobiles and automobile components, with complex products and/or operations related to the electronic vehicle clean energy industries within a specific selection criteria, which included, but was not limited to, a 30-day average market capitalizations of between approximately 0.25x to 4.0x of our 30-day average market capitalization. As approved by our compensation committee on October 18, 2022, the following companies comprised our compensation peer group for 2023:

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Ballard Power Systems	Power Integrations
Bloom Energy	Solid Power
BorgWarner	SunPower
Cognex	Sunrun
First Solar	Teradyne
Lear	Thor Industries
Lumentum Holdings	Trimble
Lyft	Virgin Galactic Holdings
Monolithic Power Systems	Visteon
Plug Power

The compensation committee has determined that our compensation peer group for 2023 comprise companies that, at the time of such determination, were our potential competitors in the senior-executive labor market and capital market and had similar growth and performance potential.

Our compensation committee used the competitive market data derived from the compensation peer group as a reference in the course of its review and evaluation of our executive compensation program and in making decisions regarding executive compensation in 2023, but did not benchmark the compensation for our executives, including our named executive officers, to any particular level or against any specific member of the peer group. The competitive market data is useful to understand market practice and to provide a general context for the compensation committee decisions, especially as we operate in a highly competitive and rapidly evolving market. Our compensation committee determines the nature and the extent of the use of market data, which varies by executive. Actual compensation is based on multiple factors criteria as described above under “Role of Compensation Committee”.

2023 Compensation Overview

Our executive compensation program for 2023 consisted of the following principal compensation elements:

Component	Objective and Description
Base salary

Base salary is a customary, fixed element of compensation intended to attract and retain our executives, including our named executive officers, and compensate them for their day-to-day efforts.

Our compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive’s performance, prior base salary level, competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process—Role of Compensation Committee” section above.

Annual incentive bonuses

Our compensation committee establishes annual incentive compensation opportunities under our bonus plan. Our bonus plans are designed to motivate and reward our executives, including our named executive officers, to perform to the best of their abilities and to achieve our corporate financial, operational, and strategic objectives.

The initial 2021 and the 2022 bonus plans payouts were made in cash. Our compensation committee decided to pay out the 2023 bonus in the form of fully vested RSUs to align with the Company’s objective to conserve cash.

Long-term incentive RSU grants

We use equity awards to incentivize and reward our executives (including our named executive officers) for long-term corporate performance based on the value of our Class A common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit (“RSU”) awards. In 2023, we also granted PSUs (RSUs with vesting subject to continued service and the achievement of performance milestones) to our named executive officers.

Long-term incentive option grants	In 2021, our compensation committee, board of directors and stockholders approved the EPA Program, a performance-based equity incentive program for our key employees and executives, including our named executive officers, as described in more detail below under “Equity Compensation—2021 Extraordinary Performance Award Program.” These performance-based stock options remained outstanding and unvested in 2023 and consequently impacted the compensation committee’s decision-making regarding additional equity grants to the executive officers in 2023 under the 2023 Bridge Equity Program.

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Base Salary

In February and March 2023, our compensation committee reviewed the base salary of our executives, including our then named executive officers in light of the transformational period the Company began in 2023 and the competitive market for executive talent, and in line with its continued intention to align executive total target cash compensation with competitive market levels. The following table sets forth the 2023 annual base salary, each effective April 1, 2023, for each of our named executive officers as approved by our compensation committee in February 2023, except for our CEO, whose base salary was approved by our board of directors in April 2023, and our President, whose compensation terms were approved by our compensation committee in July 2023 in connection with his Offer Letter.

Name	2022 Base Salary	Increase	2023 Base Salary*
Jagdeep Singh	$700,000	14.3%	$800,000
Kevin Hettrich	$450,000	4.4%	$470,000
Dr. Siva Sivaram(1)	---	---	$500,000
Dr. Tim Holme	$450,000	4.4%	$470,000
Dr. Mohit Singh	$450,000	4.4%	$470,000

* Effective April 1, 2023.

(1)	Dr. Sivaram joined the Company as President on September 11, 2023.

Annual Incentive Compensation

Annual Incentive Bonus

In February and March 2023, our compensation committee reviewed the target annual incentive bonus opportunities for each of our executives, including each of our named executive officers, taking into consideration each executive’s total target annual incentive compensation, and consistent with its general intention that our executives’ total target cash compensation be market-competitive, the breadth of his or her responsibilities and the other factors described in the “Compensation Setting Process—Role of Compensation Committee” section above. In 2023, our compensation committee and board of directors maintained the same target annual incentive bonus percentage as 2022 for our named executive officers, including our CEO. In July 2023, the compensation committee approved Dr. Sivaram’s target annual incentive bonus at 80% of his 2023 eligible earnings, as part of his Offer Letter.

The target annual incentive bonus of our named executive officers for 2023 was:

Name	2023 Target Annual Incentive Bonus (% of actual 2023 eligible earnings)
Jagdeep Singh	100%
Kevin Hettrich	50%
Dr. Siva Sivaram(1)	80%
Dr. Tim Holme	50%
Dr. Mohit Singh	50%

(1)	Dr. Sivaram joined the Company as President on September 11, 2023.

2023 Bonus Plan Design and Achievement

The 2023 corporate bonus plan (the “2023 Bonus Plan”) was designed with the intent to incentivize our employees, especially our named executive officers, to achieve ambitious results, with the inclusion of “stretch” goals (as described below) and allowing the overachievement of goals for a total payout of up to 150% of each participant’s target bonus. The compensation committee also decided to pay out the 2023 bonus in the form of fully vested RSUs under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) to align with the Company’s objective to conserve cash. Other design considerations for the 2023 Bonus Plan included to reduce complexity as compared to the prior year’s bonus plan and provide for two six-month measurement periods (January-June and July-December) with potential earlier interim payout to all participants in the 2023 Bonus Plan based on the number of goals achieved in the first measurement period.

In February 2023, the compensation committee approved the establishment of the 2023 Bonus Plan based on the achievement of up to 14 corporate goals across various areas, including product development, manufacturing operations, and customers. Of the 14 corporate goal, six were designated as “stretch” goals due to their higher level of difficulty or ambition to achieve during 2023. The achievement of each goal during 2023 (including stretch goals) corresponds to a payout of 12.5% of the applicable target bonus for each eligible employee, including our named executive officers, translating to 100% payout if eight goals are achieved and a maximum payout of 150% if 12 or more goals are achieved.

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As a development stage company with no revenue to date, our focus has been to link compensation with developmental progress and operational performance of the Company. While we do not disclose the specifics of our actual goals due to competitive reasons, the goals were designed to enable the achievement of our public goals discussed in our quarterly shareholder letters for 2023. The table below provides additional descriptions on the general nature of some of these goals:

Functional Area	Nature of Goals*	Total Number of Goals (Stretch Goals)	Number of Goals Achieved (Stretch Goals)
Product development	Production of cells with higher cathode capacity loading; baseline production of films using higher throughput processes; new cell component and packaging features optimized for energy density; further improvement of our solid-state battery technology	9 goals (3 stretch)	4 goals (1 stretch)
Production planning and manufacturing	Establish plans for equipment procurement, supply chain and manufacturing; completion of designs and installations of equipment, commencement of certain manufacturing processes	3 goals (2 stretch)	2 goals (1 stretch)
Sales/Customer	Engagement with prospective customers	2 goals (1 stretch)	2 goals (1 stretch)
TOTAL		14 goals (6 stretch)	8 goals (3 stretch)

*The descriptions are illustrative of the nature of the goals and not intended to be a comprehensive summary of all the goals for the applicable functional area. For competitive reasons, the specifics of the goals are not disclosed.

The 2023 Bonus Plan provided for an interim payout based on the number of goals achieved by June 30, 2023 and target bonus amount based on eligible earnings from January 1 until June 30, 2023, and a final payout based on the aggregate number of goals achieved by December 31, 2023 and target bonus amount based on full year 2023 eligible earnings, reduced by the amount of interim payout, if any. The 2023 Bonus Plan was designed to be paid out in the form of fully vested RSUs under our 2020 Plan to align with the Company’s objective to conserve cash. The number of RSUs awarded as interim and final bonus payouts were calculated based on the closing market price of our Class A common stock on each interim and final RSU grant dates, and each interim and final payouts’ RSUs vested immediately on their respective grant dates. The final number of shares received by each participant was subject to sale-to-cover transactions effected to satisfy withholding tax obligations.

In 2023, we achieved two goals by June 30, 2023 resulting in an interim payout of 25% of each participant’s target bonus, and an additional six goals, totaling eight out of 14 goals, were achieved by December 31, 2023 resulting in a final payout of 100% of each participant’s target bonus for 2023. Three of the eight goals achieved were stretch goals. The interim 2023 bonus payout was made in August 2023 and the final 2023 bonus payout was made in February 2024.

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The table below shows the aggregate dollar values and number of RSUs received as bonus payouts by our named executive officers under the 2023 Bonus Plan:

Name	2023 Bonus Plan Payout ($)*	2023 Bonus Plan Payout (# of shares)**
Jagdeep Singh	$773,074	119,072
Kevin Hettrich	$232,306	35,775
Dr. Siva Sivaram(1)	$115,384	17,889
Dr. Tim Holme	$232,306	35,775
Dr. Mohit Singh	$232,306	35,775

* As disclosed in the “2023 Summary Compensation Table” below. These amounts represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718. See Note 2 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the grant-date fair value of our equity awards.

** Reflects the aggregate number of shares received as interim payout in August 2023 and final payout in February 2024.

(1)	Dr. Sivaram joined the Company as President on September 11, 2023.

Equity Compensation

2023 Bridge Equity Program

In January 2023, the compensation committee reviewed and approved a proposal for a bridge equity program under the 2020 Plan designed to provide sustained motivational and retention incentives for senior employees and key contributors, including our named executive officers, in light of then current macroeconomic market conditions affecting our stock price. The compensation committee considered the 2023 Bridge Equity Program as part of a holistic assessment of equity compensation to our named executive officers, including the value of the EPA Program established in 2021, as described below, and the refresh equity awards that are granted annually, as described below.

The compensation committee implemented its strategy to increase emphasis on long-term performance-based compensation with the 2023 Bridge Equity Program, introducing time-based and performance-based RSU awards as a retention tool as they vest based on continued service and achievement of certain corporate performance milestones over time and their value is directly linked to stock price, therefore rewarding executive officers for sustained growth and aligning their interests directly with those of our stockholders.

The bridge equity award is divided into time-based RSUs (60%) vesting quarterly over a three year-period subject to the recipient’s continuing to be a service provider through such vesting date, and performance-based RSUs (40%) vesting subject to the Company’s achievement of four corporate milestones (the “2023 PSU Milestones”), with each 2023 PSU Milestone corresponding to 25% of the performance-based RSUs and vesting on the quarterly vesting date immediately following certification by the compensation committee of such milestone achievement, so long as each such milestone is achieved before May 2026 and the recipient’s continuing to be a service provider through such vesting date. The 2023 PSU Milestones are not specifically disclosed due to competitive reasons, but generally consist of technical development demonstration and prototype battery cell delivery goals.

The table below lists the bridge RSU awards that our named executive officers received in 2023, as approved by our compensation committee in January 2023 and, with respect to our CEO, as approved by our board of directors in April 2023:

2023 Bridge RSU Awards
Name	Target Value ($)	Number of Time-Based RSUs* (60%)	Number of Performance-Based RSUs* (40%)
Jagdeep Singh	n/a	600,000	400,000
Kevin Hettrich	$2,500,000	227,963	151,976
Dr. Siva Sivaram(1)	—	—	—
Dr. Tim Holme	$2,500,000	227,963	151,976
Dr. Mohit Singh	$2,500,000	227,963	151,976

* Calculated based on the trailing 20-day volume weighted average price of the Company’s Class A common stock, except for the bridge equity award to Mr. Singh, which was approved by our board of directors, upon recommendation of our compensation committee, in number of RSUs and not target value.

(1)	Dr. Sivaram joined the Company as President on September 11, 2023.

The grant date fair values of the bridge equity awards granted to our named executive officers are included in the “Stock Awards” column of the 2023 Summary Compensation Table and in the 2023 Grants of Plan-Based Awards Table below.

Refresh Equity Awards

The compensation committee grants refresh equity awards to our named executive officers generally on an annual basis. These awards are made under the 2020 Plan and are designed to motivate and reward executive officers to deliver

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against the Company’s performance goals, support the retention of top talent, and create ownership alignment with stockholders. The compensation committee does not benchmark equity compensation at any particular level versus the competitive market data, however it considers total cash and equity compensation peer group data for each role in the determination of individual refresh equity awards to our named executive officers.

In April 2023, our compensation committee approved long-term incentive equity refresh grants to our executive officers, including our named executive officers, except for our CEO, in the form of time-based (80%) and performance-based (20%) RSUs. The compensation committee decided to grant these time-based and performance-based RSU awards as a retention tool as they vest based on continued service and achievement of certain corporate performance milestones over time and their value is directly linked to stock price, therefore rewarding executive officers for sustained growth and aligning their interests directly with those of our stockholders. The amount of the refresh awards varied among the executive officers after taking into account the value of unvested equity awards already held by them, including the EPA Program and 2023 Bridge Equity Program awards, their relative contributions during 2022, and anticipated levels of responsibility for key corporate objectives in 2023. In 2023, the refresh equity awards were set well below our peer group median for our named executive officers primarily due to the 2023 Bridge Equity Program approved in Q1 2023. In 2022 and 2023, our compensation committee elected to forego refresh equity grants for our CEO in light of the grants awarded under the EPA Program in 2021 and Bridge Equity Program in 2023.

The table below lists the refresh RSU awards that our named executive officers received in 2023:

2023 Refresh RSU Awards
Name	Target Value ($)	Number of Time-Based RSUs* (80%)	Number of Performance-Based RSUs* (20%)
Jagdeep Singh(1)	—	—	—
Kevin Hettrich	$1,273,979	134,280	33,569
Dr. Siva Sivaram(2)	—	—	—
Dr. Tim Holme	$1,291,822	136,160	34,040
Dr. Mohit Singh	$1,291,822	136,160	34,040

* Calculated based on the trailing 20-day volume weighted average price of the Company’s Class A common stock.

(1)	Mr. Singh did not receive refresh equity grants due to the grants awarded to him under the EPA Program and 2023 Bridge Equity Program.

(2)	Dr. Sivaram joined the Company as President on September 11, 2023.

These time-based RSU awards vest on equal quarterly installments over a four-year period starting on August 15, 2023, subject to the recipient’s continuing to be a service provider through the applicable vesting date. The performance-based RSU awards vest upon the achievement of the 2023 PSU Milestones, with each 2023 PSU Milestone corresponding to 25% of the performance-based RSUs and vesting on the quarterly vesting date immediately following certification by the compensation committee of such milestone achievement, so long as each such milestone is achieved before May 2026 and the recipient’s continuing to be a service provider through such vesting date. The 2023 PSU Milestones are the same as the ones for the PSUs granted to our named executive officers under the 2023 Bridge Equity Program and are not specifically disclosed due to competitive reasons.

The grant date fair values of the refresh equity awards granted to our named executive officers are included in the “Stock Awards” column of the 2023 Summary Compensation Table and in the 2023 Grants of Plan-Based Awards Table below.

New-Hire Equity Awards

New hire equity awards are generally determined based on our internal equity grant guidelines and through arm’s-length negotiations at the time of hire. For executive officer roles, the compensation committee does not benchmark new hire equity compensation at any particular level versus the competitive market data, however it considers total cash and equity compensation peer group data for each role in the determination of individual new hire equity awards. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In July 2023, our compensation committee approved Dr. Sivaram’s Offer Letter and, in October 2023, following his onboarding as the Company’s President, our compensation committee approved the granting of his new-hire long-term incentive equity award in the form of time-based (50%) and performance-based (50%) RSUs, and a one-time signing bonus equity award in the form of time-based RSUs in consideration of his forfeited equity grants from his prior employer. The compensation committee decided to grant these time-based and performance-based RSU awards to attract, retain, and incentivize Dr. Sivaram, as they vest based on continued service and achievement of certain corporate performance milestones over time and their value is directly linked to stock price, therefore rewarding

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Dr. Sivaram for sustained growth and aligning his interests directly with those of our stockholders.

The table below lists the new hire and signing bonus RSU awards that Dr. Sivaram received in 2023 upon joining the company as President:

	2023 President Awards
	Target Value ($)	Number of RSUs*
New Hire Time-Based RSUs	$2,250,000	333,333
New Hire Performance-Based RSUs	$2,250,000	333,333
Signing Bonus	$2,000,000	296,296
Total	$6,500,000	962,962

* Calculated based on the trailing 20-day volume weighted average price of the Company’s Class A common stock.

25% of the new hire time-based RSU awards vest on August 15, 2024 and the remaining vest in equal quarterly installments over a four-year period thereafter, subject to his continuing to be a service provider through the applicable vesting date. The performance-based RSU awards vest upon the achievement of the 2023 PSU Milestones, with each 2023 PSU Milestone corresponding to 25% of the performance-based RSUs and vesting on the quarterly vesting date immediately following certification by the compensation committee of such milestone achievement, so long as each such milestone is achieved before May 2026 and Dr. Sivaram continuing to be a service provider through such vesting date. The signing bonus RSUs vest in equal quarterly installments over a two-year period starting on November 15, 2023, subject to Dr. Sivaram continuing to be a service provider through the applicable vesting date. The 2023 PSU Milestones are the same as the ones for the PSUs granted to the named executive officers under the 2023 Bridge Equity Program and annual refresh awards and are not specifically disclosed due to competitive reasons.

The grant date fair values of the new hire equity awards granted to Dr. Sivaram are included in the “Stock Awards” column of the 2023 Summary Compensation Table and in the 2023 Grants of Plan-Based Awards Table below.

In addition, we may grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent. We currently plan to continue using RSU awards, including performance-based RSU awards, to deliver long-term incentive compensation opportunities to our executives.

2021 Extraordinary Performance Award Program

In 2021, our compensation committee designed, in consultation with Compensia, and our board and shareholders approved, the Extraordinary Performance Award Program (the “EPA Program”), a performance-based equity incentive program for our key employees and executives, including our named executive officers. Our compensation committee developed the EPA Program because it recognized that achieving our mission requires that our leadership and key contributors remain dedicated to the Company throughout the decade and that the organization be inspired to “think big” about achieving large scale deployment of the technology as rapidly as possible.

The EPA Program provides stock option grants to our executives, including our named executive officers, and other key selected service providers, that vest over five equal tranches, each covering 20% of the shares subject to the grants. Each of the five tranches vest only if the Company first achieves a new business milestone from one of 11 identified business milestones, and then achieves the next applicable stock price target ($60, $120, $180, $240 and $300), within 10 years of the initial grants. Relative to the closing stock price of $24.91 for our Class A common stock on October 21, 2021 (the date that our board of directors approved the final EPA Program), these prices represent price increases of 141%, 382%, 623%, 863%, and 1,104%, respectively. Relative to the closing stock price of $6.95 for our Class A common stock on December 31, 2023, these prices represent price increases of 763%, 1,627%, 2,490%, 3,353%, and 4,217%, respectively.

Tranche	Business Milestone Requirement	Stock Price Target
1	Achievement of 1 business milestone	$60
2	Achievement of 2 business milestones (inclusive of the business milestone applicable to Tranche 1)	$120
3	Achievement of 3 business milestones (inclusive of the business milestones applicable to Tranche 2)	$180
4	Achievement of 4 business milestones (inclusive of the business milestones applicable to Tranche 3)	$240
5	Achievement of 5 business milestones (inclusive of the business milestones applicable to Tranche 4)	$300

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The EPA Program design ensures that actual business accomplishments are driving sustained stock price performance, rather than market conditions or short-term stock exuberance. Generally, the stock price for the purposes of assessing the stock price target will be the 120-day trailing average closing price (based on trading days), but a stock price target will not be achieved unless the trailing average closing price of the last 30 trading days of such 120-trading day period also meets or exceeds the applicable stock price target. For a stock price target for any given tranche to be achieved, the last day of the 120-day measurement period must occur on or after the date that the requisite number of business milestones have been achieved for such tranche. Furthermore, in order to vest in any tranche, the participant generally must continue to provide service through the date of vesting in the same position, or a similar or higher role, as when the options under the EPA Program are granted. Once a business milestone has been achieved, that business milestone will be considered achieved, even if later the Company does not maintain performance at that level.

The 11 business milestones are as follows:

Business Milestones
●	Delivery of an A-sample battery cell that meets specifications agreed upon with an automaker
●	The validation by an auto maker of a completed B-sample battery cell (a B-sample battery cell is a functional, complete battery cell prototype produced from our pre-pilot or sample production line)
●	Delivery of at least 1-gigawatt hour (GWh) of battery cells to a single customer
●	Delivery of at least 3-gigawatt hour (GWh) of battery cells to each of three or more customers, with at least one of such customer being an auto maker
●	$5 billion in GAAP revenue over a period of trailing four quarters
●	$10 billion in GAAP revenue over a period of trailing four quarters
●	Total cumulative battery cell production of 500 GWh
●	Total cumulative battery cell production of 1,000 GWh
●	Adjusted EBITDA margin of at least 25% over four consecutive quarters
●	10% of worldwide market share in automotive battery cells (excluding China)
●	20% of worldwide market share in automotive battery cells (excluding China)

* To permit flexibility in how the business develops, the production and market share targets include cells manufactured by the Company and its subsidiaries, joint ventures and licensees, and by cell makers who incorporate separators manufactured by or under license from the Company.

Our board of directors and compensation committee consider the stock price targets and business milestones to be challenging goals. As of December 31, 2023, one business milestone has been achieved; however, because no stock price target has been achieved, no shares have vested to date.

As part of the EPA Program design process, our compensation committee and board of directors sought to balance a variety of important objectives, including:

●	Aligning our key service providers’ interests with those of the Company and our other stockholders;

●	Motivating our key service providers to deliver sustainable and significant stockholder value through the achievement of ambitious performance milestones;

●	Ensuring that the EPA Program is linked to performance and will not vest (and therefore not be of any value to recipient) unless all of our stockholders benefit from significant value creation; and

●	Incentivizing our named executive officers and our other key service providers to continue to contribute to the Company over the long-term.

The compensation committee recognized, and the board of directors agreed, that to retain the world-class team that the Company had assembled, it must continue to provide attractive near-term compensation and equity grants. However, to provide additional focus on the Company’s long-term stockholder and business objectives, it believes the addition of the EPA Program is in the best interests of the stockholders. With those objectives in mind, the EPA Program was designed as a program for extraordinary performance that only pays out for each tranche if there has been achievement of both significant operational goals and significant value created for stockholders.

Our compensation committee approved the EPA Program because it represents pay-for-performance, requires a long- term commitment by our named executive officers and other selected key service providers, aligns the compensation of our named executive officers and other selected key service providers with value creation for all stakeholders, including employees, customers and stockholders, and provides substantial challenges required to motivate high-ranking executives to produce maximum growth.

The EPA Program was approved at our 2021 annual meeting of stockholders by approximately 96% of the votes cast by disinterested shares (i.e., shares of common stock that were not beneficially owned, directly or indirectly, by members of the Company’s management eligible to receive awards under the EPA Program).

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The table below lists the option awards under the EPA Program that our named executive officers received in 2021:

Name	Options Awarded under the EPA Program
Jagdeep Singh	8,399,133*
Kevin Hettrich	419,956
Dr. Tim Holme	839,913
Dr. Mohit Singh	839,913

* The stock options granted to Mr. Singh under the 2021 EPA Program terminated in accordance with its terms, in connection with his transition away from the chief executive officer role.

The grant date fair values of the options granted to our named executive officers under the EPA are listed in the “Option Awards” column of the 2023 Summary Compensation Table below.

Welfare and Other Employee Benefits

We provide benefits to our executives, including our named executive officers, on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; voluntary critical illness insurance; short-and long-term disability insurance; and a health savings account to those participating in a high deductible health plan.

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, nonqualified deferred compensation plans, and nonqualified defined contribution plans.

Perquisites

Our executives, including our named executive officers, are eligible to participate in the same benefit and perquisite programs as our other employees, except that our named executive officers and certain other senior employees are eligible for a financial consulting and planning service sponsored by the Company.

Executive Letter Agreements

We do not have formal employment agreements with any of our named executive officers. Each of our named executive officers other than our CEO have entered into employment offer letters with us at the time of his hire or promotion, as the case may be, setting forth their respective initial compensation, that the named executive officer’s employment is “at will”, and also including customary confidentiality, non-solicitation and intellectual property assignment provisions.

Severance Arrangements

Change in Control and Severance Agreements

In late 2020, our compensation committee determined it was appropriate to design a program that provides for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. Our compensation committee believes that such a program enables selected employees, including our named executive officers, to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our named executive officers.

In March 2021, our board approved a change in control and severance program. We have entered into a change in control and severance agreement, or a CIC Agreement, with each of our executive officers, including our named executive officers.

The CIC Agreements require us to make specific payments and benefits in connection with the termination of an executive officer’s employment under certain circumstances. These change in control agreements superseded any other agreement or arrangement relating to severance benefits with these executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms.

The CIC Agreements will remain in effect for an initial term of three years. At the end of the initial term, each CIC Agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The CIC Agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time. In order to receive the severance benefits described below, each of these named executive officers is obligated to execute a release of claims against us.

For change in control provisions under our EPA Program, see “Compensation Tables–Potential Payments upon Termination or Change in Control” below.

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 Other Compensation Policies

Compensation Recovery Policy

In October 2023, our compensation committee reviewed and approved a compensation recovery policy (the “Clawback Policy”), designed to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act and the applicable rules of the NYSE. Under the Clawback Policy, the Company will recover certain incentive-based compensation erroneously awarded (the “Excess Compensation”) to a current or former Section 16 officer of the Company, as defined in Rule 16a-1(f) under the Exchange Act (a “Covered Officer”), in the event of an accounting restatement. Unless an exception applies, the Company will recover reasonably promptly from each Covered Officer the Excess Compensation received by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as provided in the Clawback Policy. Furthermore, under the Clawback Policy, the Company is prohibited from indemnifying any Covered Officer against the loss of Excess Compensation and from paying or reimbursing a Covered Officer for purchasing insurance to cover any such loss.

With respect to options granted under the EPA Program, we are entitled to recover the option and any compensation previously paid to or profits realized by a participant with respect to the participant’s option, in the event that we determine that there was (i) any willful, material violation by the participant of any law or regulation applicable to the business of any Company group member, (ii) the participant’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, (iii) any willful perpetration by the participant of a common law fraud or (iv) any other misconduct by the participant which is materially injurious to the business reputation of, or is otherwise materially injurious to, any Company group member.

Additionally, our 2020 Plan and Employee Incentive Compensation Plan permit us to implement additional compensation recoupment provisions.

Stock Ownership Guidelines

We adopted stock ownership guidelines for directors and executive officers of the Company, which became effective as of April 21, 2022. These guidelines require that, subject to certain exceptions, the directors and executive officers own common stock with a value equal to at least:

●	in the case of non-employee directors, three times the value of his or her annual retainer for service on the board of directors (not including any additional fees received for committee service, lead independent director service, or meeting attendance);

●	in the case of the chief executive officer, five times the value of his or her annual base salary;

●	in the case of each other executive officer, three times the value of his or her annual base salary.

Such ownership levels must be satisfied by the later of the fifth anniversary of the effective date of the guidelines or five years after a person becomes a director or executive officer. After the end of the applicable five-year phase-in period, unless and until a director or executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award; provided, that this requirement does not apply with respect to any trading plans established under Rule 10b5-1 under the Securities Act that were in effect (and not amended) prior to the effective date of these guidelines.

Our compensation committee is responsible for monitoring compliance with these guidelines and periodically reviewing such guidelines. Each of our executive officers and directors is currently either in compliance with these guidelines or is in the applicable phase-in period for compliance.

Derivatives Trading, Hedging and Pledging Policy

Pursuant to our Insider Trading Policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for any loan or as part of any other pledging transaction, or holding our common stock in margin accounts.

Tax and Accounting Considerations

Tax Considerations

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

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Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for our chief executive officer and certain of our current and former highly compensated executive officers that are “covered employees” under Code Section 162(m) (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. We have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers. The compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions, and retains the flexibility to provide compensation for the executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and the non-employee members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards and require us to estimate the fair value of each equity award (including stock options and RSUs) and record the compensation expense over the underlying vesting period each award.

Compensation-Related Risk

Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2023 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee

The following report of the compensation committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Prof. Dr. Jürgen Leohold (Chair)

Brad Buss

Jeneanne Hanley

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Compensation Tables

2023 Summary Compensation Table

The following table sets forth information regarding the compensation reportable for our named executive officers for the years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and principal position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Jagdeep Singh	2023	772,240	8,193,074	—	—	—	8,965,314
Chief Executive Officer and	2022	611,836	—	—	153,125	—	764,961
Director (4)	2021	373,462	—	68,368,938	107,650	252,235	69,102,285
Kevin Hettrich	2023	468,474	4,446,045	—	—	—	4,914,519
Chief Financial	2022	431,228	2,120,420	—	54,591	—	2,606,240
Officer	2021	373,506	—	3,418,434	107,596	21,120	3,920,656
Dr. Siva Sivaram President (5)	2023	143,711	6,095,378	—	—	—	6,239,089
Dr. Tim Holme	2023	436,440	4,463,184	—	—		4,899,624
Chief Technology	2022	405,739	1,884,830	—	53,726	—	2,344,295
Officer	2021	373,716	—	6,836,887	107,734	252,259	7,570,596
Dr. Mohit Singh	2023	435,291	4,463,184	—	—	—	4,898,474
Chief Development	2022	406,765	1,884,830	—	54,159	—	2,345,753
Officer	2021	382,096	—	6,836,887	109,326	—	7,328,309

(1)	The amounts in this column represent the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718. See Note 2 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the grant-date fair value of our equity awards. In 2023, these amounts include payments to these named executive officers pursuant to our 2023 Bonus Plan. Our 2023 Bonus Plan is described above in the section entitled “Compensation Discussion and Analysis—2023 Bonus Plan Design and Achievement” and provided for the payout of the bonus value in the form of fully vested RSUs. The amount of the bonus payout in value and number of RSUs granted to our named executive officers as interim and final payouts under the 2023 Bonus Plan is disclosed in the referenced section.
(2)	The amounts shown represent the aggregate grant date fair value of the option awards granted to each named executive officer computed in accordance with the FASB ASC Topic 718. For 2021, the amounts reported relate to options under the EPA Program payable upon the five tranches described in the section titled “Equity Compensation—2021 Extraordinary Performance Award Program” and are based upon the tranches probable to vest as of the grant date. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Notes 2 and 9 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The grant date fair value of the options assuming achievement of the maximum level of performance (achievement of all five tranches) are, for Mr. Singh, $172,854,157; for Mr. Hettrich, $8,642,695; for Mr. Holme, $17,285,409; and for Dr. Singh, $17,285,409.
(3)	These amounts include payments to these named executive officers pursuant to our cash bonus plan.
(4)	Effective on September 11, 2023, Mr. Singh ceased to be the Company’s President and, effective February 15, 2024, Mr. Singh ceased to be the Company’s Chief Executive Officer and remained as chairman of the Company’s board of directors.
(5)	Dr. Sivaram joined the Company as President on September 11, 2023, and was appointed as the Company’s President, Chief Executive Officer and Director effective February 15, 2024.

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Grants of Plan-Based Awards in Fiscal Year 2023

The following table presents information concerning each grant of a plan-based award made to a named executive officer in fiscal year 2023 under any plan.

			Estimated Payments under Equity Incentive Plan Awards (1)(2)					All Other
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (3) ($)
Jagdeep Singh
Bridge Equity Program	04/20/2023	04/20/2023	—	—	—	100,000	400,000	600,000	7,420,000
Bonus Plan	02/06/2023	08/22/2023	96,530	772,240	1,158,361	—	—	—	93,264
Kevin Hettrich
Bridge Equity Program	01/24/2023	01/24/2023	—	—	—	37,994	151,976	227,963	2,990,120
Annual Refresh	04/06/2023	04/06/2023	—	—	—	8,392	33,569	134,280	1,233,619
Bonus Plan	02/06/2023	08/22/2023	29,280	234,237	351,356	—	—	—	28,699
Dr. Siva Sivaram
New Hire Awards	10/09/2023	10/09/2023	—	—	—	83,333	333,333	333,333	4,139,996
Signing Bonus	10/09/2023	10/09/2023	—	—	—	—	—	296,296	1,839,998
Bonus Plan	02/06/2023	—	14,371	114,969	172,454	—	—	—	—
Dr. Timothy Holme
Bridge Equity Program	01/24/2023	01/24/2023	—	—	—	37,994	151,976	227,963	2,990,120
Annual Refresh	04/06/2023	04/06/2023	—	—	—	8,510	34,040	136,160	1,240,758
Bonus Plan	02/06/2023	08/22/2023	27,278	218,220	327,330	—	—	—	28,699
Dr. Mohit Singh
Bridge Equity Program	01/24/2023	01/24/2023	—	—	—	37,994	151,976	227,963	2,990,120
Annual Refresh	04/06/2023	04/06/2023	—	—	—	8,510	34,040	136,160	1,240,758
Bonus Plan	02/06/2023	08/22/2023	27,206	217,645	326,468	—	—	—	28,699

(1)	Dollar amounts shown represent each named executive officer’s threshold, target and maximum bonus opportunity under our 2023 Bonus Plan. Our 2023 Bonus Plan is described above in the section entitled “Compensation Discussion and Analysis—2023 Bonus Plan Design and Achievement” and provided for the payout of the bonus value in the form of fully vested RSUs. The amount of the bonus payout in value and aggregate number of RSUs granted to our named executive officers as interim and final payouts under the 2023 Bonus Plan is disclosed in the referenced section.
(2)	Share number amounts shown represent each named executive officer’s threshold and target/maximum performance-based RSUs under the Refresh Equity Awards and our 2023 Bridge Equity Program, as applicable, and both PSUs will vest upon the achievement of the 2023 PSU Milestones. No portion of such performance-based equity awards vested during fiscal year 2023. Our Refresh Equity Awards and our 2023 Bridge Equity Award are described above in the section entitled “Compensation Discussion and Analysis—Equity Awards.”
(3)	The amounts in this column represent the aggregate grant date fair value of the award computed in accordance with the FASB ASC Topic 718. See Note 2 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the grant date fair value of our equity awards.

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Outstanding Equity Awards at 2023 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2023.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Jagdeep Singh(4)	08/19/2016	2,499,520	—	1.31	08/19/2026	—	—	—	—
Jagdeep Singh(5)	03/15/2017	6,498,753	—	1.33	03/15/2027	—	—	—	—
Jagdeep Singh(6)(7)	08/07/2020	—	—	—	—	754,077	5,240,835	—	—
Jagdeep Singh(8)	12/16/2021	—	8,399,133	23.04	12/16/2031	—	—	—	—
Jagdeep Singh(9)	04/20/2023	—	—	—	—	450,000	3,127,500	400,000	2,780,000
Kevin Hettrich(10)	05/03/2016	58	—	1.31	05/03/2026	—	—	—	—
Kevin Hettrich(5)	03/15/2017	227,242	—	1.33	03/15/2027	—	—	—	—
Kevin Hettrich(6)(11)	06/05/2019	402,174	—	2.38	06/05/2029	—	—	—	—
Kevin Hettrich(8)	12/16/2021	—	419,956	23.04	12/16/2031	—	—	—	—
Kevin Hettrich(6)(12)	03/03/2022	—	—	—	—	87,074	605,164	—	—
Kevin Hettrich(9)	01/24/2023	—	—	—	—	170,972	1,188,255	151,976	1,056,233
Kevin Hettrich(13)	04/06/2023	—	—	—	—	117,495	816,590	33,569	233,305
Dr. Siva Sivaram(14)	10/09/2023	—	—	—	—	333,333	2,316,664	333,333	2,316,664
Dr. Siva Sivaram(15)	10/09/2023	—	—	—	—	259,259	1,801,850	—	—
Dr. Timothy Holme(5)	03/15/2017	479,638	—	1.33	03/15/2027	—	—	—	—
Dr. Timothy Holme(8)	12/16/2021	—	839,913	23.04	12/16/2031	—	—	—	—
Dr. Timothy Holme(6)(12)	03/03/2022	—	—	—	—	77,399	537,923	—	—
Dr. Timothy Holme(9)	01/24/2023	—	—	—	—	170,972	1,188,255	151,976	1,056,233
Dr. Timothy Holme(13)	04/06/2023	—	—	—	—	119,140	828,023	34,040	236,578
Dr. Mohit Singh(16)	06/17/2015	361,487	—	1.05	06/17/2025	—	—	—	—
Dr. Mohit Singh(5)	03/15/2017	885,450	—	1.33	03/15/2027	—	—	—	—
Dr. Mohit Singh(6)(11)	06/05/2019	603,262	—	2.38	06/05/2029	—	—	—	—
Dr. Mohit Singh(8)	12/16/2021	—	839,913	23.04	12/16/2031	—	—	—	—
Dr. Mohit Singh(6)(12)	03/03/2022	—	—	—	—	77,399	537,923	—	—
Dr. Mohit Singh(9)	01/24/2023	—	—	—	—	170,972	1,188,255	151,976	1,056,233
Dr. Mohit Singh(13)	04/06/2023	—	—	—	—	119,140	828,023	34,040	236,578

(1)	All stock options that were granted prior to 2021 were granted pursuant to the 2010 Equity Incentive Plan.
(2)	All stock options granted in 2021 were EPA Program awards and granted pursuant to the 2020 Plan.
(3)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing market price of our Class A common stock on the NYSE on December 29, 2023, which was $6.95 per share.
(4)	These option shares vested by December 10, 2018.
(5)	These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested on each monthly anniversary thereafter.
(6)	The equity award is eligible for accelerated vesting in the event the named executive officer’s employment is terminated in a qualifying termination in connection with a change in control. The acceleration rights are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.”
(7)	1/8th of the RSUs vested on February 15, 2021 and 1/16th vest quarterly thereafter, subject to the holder’s continued service through each vesting date.
(8)	This EPA Program award vests based on attainment of certain performance conditions described in “Compensation Discussion and Analysis— Extraordinary Performance Award Program.”
(9)	These RSUs were granted under the 2023 Bridge Equity program as described in “Compensation Discussion and Analysis— 2023 Bridge Equity Program.” 1/12th of the time-based RSUs vest quarterly over a three year-period starting on May 15, 2023, subject to the holder’s continued service through each vesting date, and 1/4th of the performance-based RSUs vest at the achievement of each of four corporate milestones, so long as each such milestone is achieved before May 15, 2026 and subject to the holder’s continued service through each vesting date.
(10)	These option shares vested on April 27, 2019.
(11)	These option shares vested as to 1/48th of the total shares subject to the option on July 5, 2019, and the remainder vested on each monthly anniversary thereafter.
(12)	1/16th of the RSUs vest quarterly over a four-year period starting on August 15, 2022, subject to the holder’s continued service as of each vesting date.

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(13)	These RSUs were granted as refresh equity awards as described in “Compensation Discussion and Analysis— Refresh Equity Awards.” 1/16th of the time-based RSUs vest quarterly over a four year-period starting on August 15, 2023, subject to the holder’s continued service through each vesting date, and 1/4th of the performance-based RSUs vest at the achievement of each of four corporate milestones, so long as each such milestone is achieved before May 15, 2026 and subject to the holder’s continued service through each vesting date.
(14)	1/4th of the time-based RSUs vest on August 15, 2024 and 1/16th of the time-based RSUs vest quarterly thereafter, subject to the recipient’s continuing to be a service provider through the applicable vesting date. 1/4th of the performance-based RSUs vest at the achievement of each of four corporate milestones, so long as each such milestone is achieved before May 15, 2026 and subject to the holder’s continued service through each vesting date.
(15)	1/8th of the RSUs quarterly over a two-year period starting on November 15, 2023, subject to the holder’s continued service through each vesting date.
(16)	1/4th of these option shares vested on June 17, 2016, and the remainder were vested by June 17, 2019.

Option Exercises and Stock Vested During Fiscal Year 2023

The following table presents information concerning the aggregate number of shares of our Class A common stock for which stock options were exercised and which were acquired upon the vesting of RSU awards during fiscal year 2023 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Jagdeep Singh	2,010,874	15,733,991	1,169,111	8,867,501
Kevin Hettrich	267,967	1,602,647	313,900	2,440,114
Dr. Siva Sivaram	--	--	37,037	231,852
Dr. Timothy Holme	105,068	925,954	209,722	1,579,759
Dr. Mohit Singh	586,439	4,809,717	209,722	1,579,759

(1)	Includes shares acquired upon vesting of the RSUs granted to our named executive officers, as applicable, in the form of interim bonus payout on August 22, 2023 in connection with the 2023 Annual Bonus Plan. Our 2023 Bonus Plan is described above in the section entitled “Compensation Discussion and Analysis—2023 Bonus Plan Design and Achievement” and provided for the payout of the bonus value in the form of fully vested RSUs. The amount of the bonus payout in value and aggregate number of RSUs granted to our named executive officers as interim and final payouts under the 2023 Bonus Plan is disclosed in the referenced section.

Other Compensation

Benefits and Perquisites

We provide benefits to our named executive officers on similar basis as provided to all of our employees, including same health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; voluntary critical illness insurance; short-and long-term disability insurance; and a health savings account to those participating in a high deductible health plan.

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change in Control

We entered into change in control and severance agreements (each, a “CIC Agreement”) with each of our named executive officers, which require us to make specific payments and benefits in connection with the termination of such named executive officers’ employment under certain circumstances.

The CIC Agreements will remain in effect for an initial term of three years. At the end of the initial term, each CIC Agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The CIC Agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time. In order to receive the severance payments and benefits described below, each of these named executive officers is obligated to execute a release of claims against us.

In the event of a termination of employment without “cause” (as defined in the CIC Agreement) outside of the “change in control period” (as generally defined below), such named executive officer will receive the following:

●	Continued base salary for 6 months, or 12 months for our CEO and our President;

●	50% of their target annual bonus for our CEO and our President, and up to 50% of each other named executive officer’s potential bonus, in the discretion of our compensation committee;

●	paid COBRA benefits for up to 6 months, or 12 months for our CEO and our President; and

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●	no acceleration of equity awards.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as defined in the CIC Agreement) during the “change in control period,” such named executive officer will receive the following:

●	a lump-sum payment of 12 months of base salary;

●	a lump-sum payment equal to 100% of the target annual bonus;

●	paid COBRA benefits for up to 12 months; and 100% acceleration of equity awards.

In the event any payment to one of these named executive officers is subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Code), such named executive officer will be entitled to receive such payment as would entitle him or her to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of the change in control agreements, “change in control period” means generally the period beginning three months prior to, and ending 12 months following, a change in control of us.

EPA Program

There is no automatic vesting of any part of award under the EPA Program upon a change in control of the Company and the program is structured to terminate following any final payment, if any, that is triggered upon a change in control of the Company. This treatment supersedes any conflicting treatment pursuant to any other agreement between the Company and a participant.

In a change in control situation, the business milestone requirement will not be applicable and our stock price for the purposes of determining achievement of any stock price targets will be the price per share paid in such change in control. In the event that our stock price by this measure falls between two stock price targets, linear interpolation between the two applicable stock price targets will be used to determine an additional portion of the awards under our EPA Program that will become vested. Any portion of an EPA that is not vested upon a change in control will terminate. Our compensation committee believes that this treatment enables EPA Program participants, including our named executive officers, to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of a potential change in control of the Company.

The following table summarizes the potential amounts payable to each of our named executive officers under the CIC Agreements, assuming that a termination, as described, occurred on December 31, 2023.

Termination Without Cause or Resignation for Good Reason					Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)	Bonus Severance ($)(1)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)
Jagdeep Singh	800,000	400,000	22,252	—	800,000	800,000	22,252	11,148,335
Kevin Hettrich	235,000	117,500	—	—	470,000	235,000	—	3,899,548
Dr. Siva Sivaram	500,000	200,000	—	—	500,000	400,000	—	6,435,179
Dr. Timothy Holme	235,000	117,500	15,297	—	470,000	235,000	30,593	3,847,013
Dr. Mohit Singh	235,000	117,500	9,276	—	470,000	235,000	18,552	3,847,013

(1)	For the named executives officers other than the CEO and President, the payment of any bonus severance amount in the event of a termination of employment without “cause” outside of the “change in control period” is in the sole discretion of the compensation committee of the board of directors.

Outside Director Compensation

In March 2021, our board of directors adopted an outside director compensation policy (the “Director Compensation Policy”) for our outside directors that became effective retroactively to February 1, 2021. The Director Compensation Policy was developed with input from Compensia regarding practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain, and reward outside directors. In January 2023, the compensation committee reviewed the Director Compensation Policy and determined that the board compensation should remain the same for 2023 and be reassessed in 2024 due to a variety of factors, including the current stage of development of the Company. In February 2024, our board of directors amended the Director Compensation Policy, as described below under “Updates to Outside Director Compensation.”

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Under the Director Compensation Policy, each outside director will receive the cash and equity compensation for board services described below. We also will reimburse our outside directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committees and other expenses. Directors who are also our employees receive no additional compensation for their service as directors.

Maximum Annual Compensation Limit

The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity compensation awards that may be paid, issued, or granted to an outside director in any fiscal year (increased to $1,000,000 in the outside director’s initial year of service as an outside director). For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2020 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as an outside director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside directors.

Cash Compensation

Outside directors are entitled to receive the following cash compensation for their service under the Director Compensation Policy:

●	$80,000 per year for service as a board member;

●	$100,000 per year for service as chair of our board of directors (effective as of February 2024);

●	$22,000 per year for service as lead independent director of our board of directors;

●	$25,000 per year for service as chair of the audit committee;

●	$12,500 per year for service as member of the audit committee;

●	$18,000 per year for service as chair of the compensation committee;

●	$9,000 per year for service as member of the compensation committee;

●	$13,000 per year for service as chair of the nominating and corporate governance committee; and

●	$6,500 per year for service as member of the nominating and corporate governance committee.

Each outside director who serves as the chair of our board of directors or of a committee will receive only the annual cash fee as the chair, and not the additional annual cash fee as a member of the board of directors or committee, as applicable. All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

Equity Compensation

In the event of a “change in control” (as defined in the 2020 Plan), each outside director’s outstanding awards will fully vest, provided that the outside director continues to be an outside director through the date of the change in control.

Initial Awards

Each person who first becomes an outside director following the effective date of the Director Compensation Policy will automatically receive an initial award of RSUs (the “Initial Award”). The Initial Award will cover a number of shares of our Class A common stock equal to $320,000 divided by the twenty (20) trading day volume weighted average stock price for the twenty (20) trading days prior to the applicable grant date. The Initial Award will vest quarterly over three years on our quarterly vesting dates, which are February 15, May 15, August 15 and November 15, beginning at the applicable vesting commencement date, subject to the outside director continuing to be a service provider through the applicable vesting date. If the person was a member of our board of directors and also an employee, becoming an outside director due to termination of employment will not entitle them to an Initial Award.

Annual Award

Each outside director will automatically receive, on the date of each annual meeting of our stockholders following the effective date of the Director Compensation Policy, an annual award of RSUs (an “Annual Award”) covering a number of shares of our Class A common stock equal to $160,000 (which was increased to $200,000, effective as of February 2024) divided by the twenty (20) trading day volume weighted average stock price for the twenty (20) trading days prior to the applicable grant date. Any person who first becomes an outside director following the effective date of the Director Compensation Policy and on any date other than the date of an annual meeting of our stockholders will automatically receive a prorated Annual Award to reflect a partial year of service. Any Annual Awards granted from 2022 onwards will vest on the earlier of the one-year anniversary of the date the Annual Award was granted or the day before the next annual meeting of stockholders.

Messrs. Blome and Wiese have not received any compensation pursuant to the Director Compensation Policy and have each waived

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their right to any compensation under the Director Compensation Policy. If elected at the annual meeting, Mr. Schebera will waive his right to any compensation under the Director Compensation Policy.

Outside Director Compensation for Fiscal Year 2023

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our outside directors for their service on our board of directors, for the fiscal year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Frank Blome(4)	—	—	—
Brad Buss	136,000	184,980	320,980
Jeneanne Hanley	101,500	184,980	286,480
Susan Huppertz	92,500	184,980	277,480
Prof. Dr. Jürgen Leohold	104,500	184,980	289,480
Dr. Gena Lovett	105,500	184,980	290,480
Dipender Saluja	86,500	184,980	271,480
JB Straubel	80,000	184,980	264,980
Jens Wiese(4)	—	—	—

(1)	Mr. Singh is a co-founder and, until February 14, 2014, was executive officer and employee of the Company and therefore did not receive compensation in fiscal year 2023 as an outside director and is intentionally omitted from this table and the table below regarding outstanding equity awards. Effective February 15, 2024, Mr. Singh has waived participation in the Director Compensation Policy. Prof. Dr. Fritz Prinz is a co-founder of the Company and even though he is a non-employee director, he received compensation in fiscal year 2023 in connection with certain technical consulting and advisory services provided to the Company, and therefore did not receive additional compensation as an outside director and is intentionally omitted from this table . See “Related Party Transactions— Other Transactions” for a description of the compensation provided to Prof. Dr. Prinz in connection with his technical consulting and advisory services.

(2)	Consists of board of directors and committee annual retainers and, if applicable, committee chair retainers.

(3)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each director computed in accordance with the FASB ASC Topic 718. See Note 2 to the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the grant-date fair value of our equity awards.

(4)	Messrs. Blome and Wiese each waived their right to any compensation for their service as an outside director.

As of December 31, 2023, the non-employee directors who served during 2023 held the following outstanding equity awards:

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding RSU Awards	Aggregate Number of Shares Underlying Outstanding Options
Frank Blome	—	—
Brad Buss	25,236	1,407,612
Jeneanne Hanley	30,685	—
Susan Huppertz	33,001	—
Prof. Dr. Jürgen Leohold	25,236	282,175
Dr. Gena Lovett	31,178	—
Prof. Dr. Fritz Prinz	220,949	209,978
Dipender Saluja	25,236	—
JB Straubel	25,236	658,880
Jens Wiese	—	—

2024 Updates to Outside Director Compensation

In February 2024, our board of directors approved the following amendments to the Director Compensation Policy to better align our outside director’s compensation to market-competitive levels:

●	Increase of the Annual Award’s value from $160,000 to $200,000; and

●	Inclusion of additional retainer to the non-executive chair of the board of directors of $100,000 per year.

Effective February 15, 2024, Mr. Singh, our former CEO and current chairman of the board of directors, has waived participation in the Director Compensation Policy.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of our Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our board of directors or compensation committee.

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Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2023, specifically our 2010 Equity Incentive Plan (the “2010 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”), and our 2020 Employee Stock Purchase Plan (the “ESPP”). Each of the 2010 Plan, the 2020 Plan, and the ESPP has been approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	42,141,040	$9.60	36,189,137
Equity compensation plans not approved by stockholders	—	—	—
Total	42,141,040	$9.60	36,189,137

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units or shares issued under the ESPP, neither of which have any exercise price.

(2)	Consists of (i) options to purchase a total of 27,022,609 shares of our Class A common stock under the 2010 Plan, (ii) options to purchase a total of 15,118,431 shares of our Class A common stock under the 2020 Plan, (iii) 754,077 shares or our Class A common stock that are subject to outstanding RSUs under the 2010 Plan, and (iv) 26,567,959 shares of our Class A common stock that are subject to outstanding RSUs (including performance-based RSUs) under the 2020 Plan. Excludes purchase rights currently accruing under the ESPP. Our 2020 Plan provides that on the first day of each fiscal year beginning with fiscal year 2022, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 41,500,000 shares of Class A common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,600,000 shares of Class A common stock, (ii) one percent (1%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2023, the number of shares of our Class A common stock available for grant and issuance under the 2020 Plan increased by 21,897,965 shares. On January 1, 2024, the number of shares of our Class A common stock available for grant and issuance under the 2020 Plan increased by 24,651,556 shares. The January 1, 2024 increase is not reflected in the table above.

Chief Executive Officer Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the total compensation of Jagdeep Singh, our former CEO, and the total annual compensation of our median employee (other than Mr. Singh). For our last completed fiscal year, which ended December 31, 2023:

●	The median of the total annual compensation of all employees (including temporary employees and interns and excluding Mr. Singh) of our Company was $177,530.

●	Mr. Singh’s annual total compensation, as reported in the 2023 Summary Compensation Table included in this proxy statement, was $8,965,314.

●	Based on the above, for fiscal year 2023, the ratio of Mr. Singh’s total annual compensation to the median of the total annual compensation of all employees was 51 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

●	To identify the “median employee” from our employee population we used payroll records as of December 31, 2023 (including temporary employees and interns and excluding Mr. Singh). The compensation measure included the following: annualized base salary and target bonus that employees were eligible to earn during the year.

●	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $177,530.

●	With respect to the annual total compensation for Mr. Singh, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this proxy statement.

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Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the “compensation actually paid” to our named executive officers and certain measures of company performance.

The overall objective of our executive compensation program is to tie executive compensation to the performance of our Company, and to motivate our executives, including our named executive officers, to make a long-term commitment to our success. While our executive compensation program rewards individual and Company performance via a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, as a development stage Company with no revenue to date, we have not used any financial performance measure to link the “compensation actually paid” to our named executive officers to Company performance. Our EPA Program includes stock price, GAAP revenue and adjusted EBITDA as performance metrics but those are not metrics that guide current compensation decisions. The performance milestones under the performance-based RSUs awarded to our named executive officers in 2023 as part of their annual refresh equity awards and 2023 Bridge Equity Program are operational milestones related to technical development demonstrations and battery cell deliveries. Hence, we have not included an additional column for a Company-Selected Measures (as defined under §229.201(v)(2)(vi) of Regulation S-K) in this table. See “Compensation Discussion and Analysis” for information about our compensation philosophy and EPA Program.

“Compensation actually paid” does not mean that our named executive officers were actually paid those amounts in the listed year, but reflects a dollar amount derived from the starting point of the “Total” column of our 2023 Summary Compensation Table under the methodology prescribed under the relevant rules. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis.”

The following table provides information regarding “compensation actually paid” to our principal executive officer, or PEO, and other named executives officers, or NEOs, for each year from 2020 to 2023, compared to our total shareholder return (TSR) from November 27, 2020 through the end of each such year.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO($)(1)(2)	“Compensation Actually Paid” to PEO($)(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers($)(4)	Average “Compensation Actually Paid” to Non-PEO Named Executive Officers($)(5)	Total Shareholder Return ($)(6)	Peer Group Total Shareholder Return($)(7)	Net Income/ (Net Loss) (in thousands)($)(8)
2023	8,965,314	12,852,108	5,237,927	5,602,177	18.78	31.22	(445,145)
2022	764,961	(89,844,716)	2,469,030	(8,372,144)	15.32	40.26	(411,907)
2021	69,102,285	(176,295,847)	6,997,126	(25,845,557)	59.97	75.02	(45,966)
2020	17,052,115	397,139,504	3,330,187	89,997,105	228.24	108.60	(1,681,777)

(1)	Our PEO was Jagdeep Singh.

(2)	Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.

(3)	“Compensation actually paid” does not mean that our PEO was actually paid those amounts in the listed year, but reflects a dollar amount derived from the starting point of the “Total” column of our 2023 Summary Compensation Table under the methodology prescribed under the relevant rules as shown in the adjusted table below. Compensation actually paid for 2020, 2021 and 2022 as reflected in last year’s proxy statement has been adjusted in accordance with the SEC staff’s compliance & disclosure interpretations released in November 2023.

	2020	2021	2022	2023
Summary Compensation Table Total	$17,052,115	$69,102,285	$764,961	$8,965,314
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	16,719,999	68,368,938	—	8,193,074
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	339,636,788	65,345,251	—	6,587,311
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	40,536,540	(172,145,787)	(81,158,574)	2,325,878
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	1,055,264

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	2020	2021	2022	2023
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	16,634,061	(70,228,657)	(9,451,103)	2,111,416
“Compensation Actually Paid”*	$397,139,504	($176,295,847)	($89,844,716)	$12,852,108

*The assumptions used for determining the fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards. Note that we have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay- versus-performance rules are not relevant to our analysis and no adjustments have been made. Other adjustments required by Item 402(v) include adjustments for forfeitures, paid dividends, modifications and valuation of pension plans and are excluded from the above table because we did not have any of those elements in our compensation plans for the years covered in this disclosure.

(4)	This figure is the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below.

2020	2021	2022	2023
Kevin Hettrich	Kevin Hettrich	Kevin Hettrich	Kevin Hettrich
Michael McCarthy	Dr. Timothy Holme	Dr. Timothy Holme	Dr. Timothy Holme
	Dr. Mohit Singh	Dr. Mohit Singh	Dr. Mohit Singh
	Celina Mikolajczak	Michael McCarthy	Dr. Siva Sivaram

(5)	This figure is the average of compensation actually paid for our NEOs other than our PEO in each listed year. “Compensation actually paid” does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of the “Total” column of our 2023 Summary Compensation Table under the methodology prescribed under the SEC’s rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year. Compensation actually paid for 2020, 2021 and 2022 as reflected in last year’s proxy statement has been adjusted in accordance with the SEC staff’s compliance & disclosure interpretations released in November 2023.

	2020	2021	2022	2023
Summary Compensation Table Total	$3,330,187	$6,997,126	$2,469,030	$5,237,927
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	2,925,999	6,514,660	2,002,625	4,866,948
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	59,436,417	6,190,632	652,793	4,268,487
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	27,252,515	(20,474,867)	(7,008,319)	162,440
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	175,082	438,110
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	2,903,985	(12,043,788)	(2,658,105)	362,161
“Compensation Actually Paid” *	$89,997,105	($25,845,557)	($8,372,144)	$5,602,177

*Note that the fair value assumptions shown with respect to footnote 3 apply to the figures in this table as well.

(6)	Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on November 27, 2020, the first day of trading for the Company’s stock, and reinvesting all dividends until the last day of each reported fiscal year.
(7)	The peer group used is represented by the PBW - Invesco WilderHill Clean Energy ETF, which is a published industry index we also use in the stock performance graph for the purpose of Item 201(e) of Regulation S-K in our Annual Report for the year ended December 31, 2023. If we had used the same peer group as we used to report pay versus performance in last year's proxy statement, the Peer Group Total Shareholder Return would be: $94.20 in 2023, $93.29 in 2022, $120.65 in 2021, and $109.16 in 2020.

(8)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.

Relationships Between “Compensation Actually Paid” and Performance

The graphs below describe, in a manner compliant with the relevant rules, the relationship between “compensation actually paid” and net loss and total shareholder return. As discussed above, we have not used any financial performance measure to link the “compensation actually paid” to our NEOs to Company performance.

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“Compensation Actually Paid” Versus TSR

“Compensation Actually Paid” Versus Net Loss

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2024 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class or voting power of our common stock;

●	each of our executive officers;

●	each of our directors and director nominees; and

●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 444,821,013 shares of our Class A common stock and 54,665,633 shares of Class B common stock outstanding as of March 31, 2024. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2024 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2024, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110.

Name of Beneficial Owner	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock		All Common Stock
	Number	%	Number	%	Number	% of Total Vote+
Greater than 5% Stockholders:
Volkswagen Group of America Investments, LLC(1)	68,236,103	15.3	17,980,436	32.9	86,216,539	25.0
The Vanguard Group(2)	29,366,728	6.6	—	—	29,366,728	3.0
Named Executive Officers, Directors and Director Nominees:
Dr. Siva Sivaram (3)	90,959	*	—	—	90,959	*
Kevin Hettrich(4)	593,065	*	—	—	593,065	*
Dr. Timothy Holme(5)	697,363	*	11,686,003	21.4	12,383,366	11.9
Dr. Mohit Singh(6)	1,827,064	*	—	—	1,827,064	*
Michael McCarthy(7)	1,569,903	*	—	—	1,569,903	*
Frank Blome(8)	—	—	—	—	—	—
Brad Buss(9)	1,366,598	*	—	—	1,366,598	*
Jeneanne Hanley(10)	30,426	*	—	—	30,426	*
Susan Huppertz(11)	36,368	*	—	—	36,368	*
Prof. Dr. Jürgen Leohold(12)	355,736	*	—	—	355,736	*
Dr. Gena Lovett(13)	12,156	*	—	—	12,156	*
Prof. Dr. Fritz Prinz(14)	1,359,541	*	10,087,631	18.5	11,447,172	10.3
Dipender Saluja(15)	264,384	*	—	—	264,384	*
Sebastian Schebera (16)	—	—	—	—	—	—
Jagdeep Singh(17)	18,023,988	4.0	11,424,366	20.9	29,448,354	13.2
JB Straubel(18)	670,370	*	—	—	670,370	*
Jens Wiese(19)	—	*	—	—	—	—
All directors, director nominees and executive officers as a group (17 individuals)(20)	26,897,921	5.8	33,198,000	60.7	60,095,921	35.7

*Represents beneficial ownership of less than 1%.

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+ Shares of Class A common stock have one vote per share, while shares of Class B common stock have 10 votes per share.

(1)	The business address of Volkswagen Group of America Investments, LLC (“VGA”) is 220 Ferdinand Porsche Dr., Herndon, VA 20171.
(2)	According to the Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group (“Vanguard”) had sole dispositive power over 29,366,728 shares of Class A common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of those shares and no one person’s interest in such shares is more than five percent of the total outstanding common shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Shares beneficially owned by Dr. Sivaram include 37,037 RSUs which are subject to vesting within 60 days of March 31, 2024.
(4)	Shares beneficially owned by Mr. Hettrich include (a) options to purchase 525,653 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, and (b) 36,098 RSUs which are subject to vesting within 60 days of March 31, 2024.
(5)	Shares beneficially owned by Dr. Holme include (a) options to purchase 479,638 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, (b) 35,247 RSUs which are subject to vesting within 60 days of March 31, 2024, (b) 1,818,533 shares of Class B common stock held in trust by The Holme 2020 Irrevocable Trust in which Dr. Holmes’s family members are beneficiaries, and (c) 1,350,000 shares of Class B common stock held in trusts in which Dr. Holmes’s family members are beneficiaries.
(6)	Shares beneficially owned by Dr. Singh include (a) options to purchase 1,676,199 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, and (b) 35,247 RSUs which are subject to vesting within 60 days of March 31, 2024.
(7)	Shares beneficially owned by Mr. McCarthy include (a) options to purchase 1,347,037 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, and (b) 36,098 RSUs which are subject to vesting within 60 days of March 31, 2024.
(8)	Mr. Blome is a current VW Director, as described in the “Letter Agreements on Board and Committee Representation” section of this proxy statement and is Chief Executive Officer of PowerCo SE, a battery cell company wholly owned by VGA. Mr. Blome disclaims beneficial ownership of all shares held by VGA referred to in footnote (1) above.
(9)	Shares beneficially owned by Mr. Buss include (a) options to purchase 1,032,253 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, (b) 249,720 shares of Class A common stock held in trust by the 2011 Buss Family Trust, and (d) 70,000 shares of Class A common stock held in trust by the Buss Family Heritage Trust in which Mr. Buss’s family members are beneficiaries.
(10)	Shares beneficially owned by Ms. Hanley include 1,090 RSUs which are subject to vesting within 60 days of March 31, 2024.
(11)	Shares beneficially owned by Ms. Huppertz include 1,553 RSUs which are subject to vesting within 60 days of March 31, 2024.
(12)	Shares beneficially owned by Prof. Dr. Leohold include options to purchase 195,255 shares of Class A common stock that are exercisable within 60 days of March 31, 2024.
(13)	Shares beneficially owned by Dr. Lovett include 1,189 RSUs which are subject to vesting within 60 days of March 31, 2024.
(14)	Shares beneficially owned by Prof. Dr. Prinz include (a) 12,908 RSUs which are subject to vesting within 60 days of March 31, 2024, (b) 777,906 shares of Class A common stock and 7,172,185 shares of Class B common stock held in trust by Friedrich Prinz and Gertrud Prinz, Trustees of The Prinz Family Trust, (c) 518,604 shares of Class A common stock and 2,915,446 shares of Class B common stock held in trusts in which Prof. Dr. Prinz’s family members are beneficiaries.
(15)	Mr. Saluja has shared voting and investment power over the shares held by Capricorn-Libra Investment Group, LP, which represent less than 5% of each class of our outstanding shares of common stock. Mr. Saluja disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of Capricorn-Libra Investment Group, LP is 250 University Avenue, Palo Alto, CA 94301. Mr. Saluja, a member of our board of directors, is Managing Director of Capricorn-Libra Investment Group, LP.
(16)	Mr. Schebera has been nominated as a VW Director, as described in the “Letter Agreements on Board and Committee Representation” section of this proxy statement. Mr. Schebera disclaims beneficial ownership of all shares held by VGA referred to in footnote (1) above.

(17)	Shares beneficially owned by Mr. Singh include (a) options to purchase 8,998,273 shares of Class A common stock that are exercisable within 60 days of March 31, 2024, (b) 301,359 RSUs which are subject to vesting within 60 days of March 31, 2024, (c) 972,978 shares of Class A common stock and 9,208,063 shares of Class B common stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust, and (d) 6,062,408 shares of Class A common stock held in trusts in which Mr. Singh’s family members are beneficiaries, and over which Mr. Singh disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(18)	Shares beneficially owned by Mr. Straubel include options to purchase 402,962 shares of Class A common stock that are exercisable within 60 days of March 31, 2024.
(19)	Mr. Wiese is a current VW Director, as described in the “Letter Agreements on Board and Committee Representation” section of this proxy statement. Mr. Wiese disclaims beneficial ownership of all shares held by VGA referred to in footnote (1) above.
(20)	Shares beneficially owned by all of our executive officers, directors and director nominees as a group include the shares of common stock described in footnotes 3 through 19 above.

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RELATED PERSON TRANSACTIONS

The following is a description of each transaction in effect since January 1, 2023, and each currently proposed transaction and certain other transactions, in which:

●	we have been or are to be a participant;

●	the amount involved exceeded or exceeds $120,000; and

●	any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Registration Rights

The original QuantumScape Corporation, now named QuantumScape Battery, Inc. (“Legacy QuantumScape”) was founded in 2010. On November 25, 2020, Legacy QuantumScape consummated a business combination (the “Business Combination”) with Kensington Capital Acquisition Corp., a special purpose acquisition company (“Kensington”), whereby Legacy QuantumScape became a wholly owned subsidiary of Kensington, and Kensington changed its name to QuantumScape Corporation.

Effective as of the closing of the Business Combination, Kensington, Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain stockholders of Legacy QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) on September 2, 2020. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we filed a registration statement to register the resale of certain shares of common stock held by the Holders after the Business Combination and subject to certain conditions, we are separately required at all times to maintain an effective registration statement for the benefit of the Holders.

VGA Letter Agreement on Earmarked Funds

On September 2, 2020, Kensington, Legacy QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, we agreed to reserve a certain portion of the proceeds from our Series F Preferred Stock financing (as described below) and the capital obtained through the Business Combination (including any concurrent “PIPE” financing) in a separate account to fund our future contributions to QSV Operations LLC, the joint venture between us and VGA (“QSV”). The parties agreed that the amount to be held in the separate account was $134 million as of the date of the letter agreement. On November 21, 2022, the parties amended the letter agreement to allow QuantumScape to invest the earmarked funds in short-term U.S. Treasuries of one year or less.

Indemnification of Directors and Officers; Exculpation

Our Certificate of Incorporation limits our directors’ liability for money damages to the fullest extent permitted under the DGCL. The DGCL permits a certificate of incorporation provision to provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for certain unlawful payments of dividends or redemptions or repurchases of shares; or

●	for any breach of a director’s duty of loyalty.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees) in advance of the final disposition of the proceeding, subject to an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under our Bylaws or the DGCL. If Proposal No. 4 – “Approval of Amendment to Amended and Restated Certificate of Incorporation to Permit the Exculpation of Certain Officers” is approved and the Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, certain of our officers will benefit from limited liability for money damages to the fullest extent permitted under the DGCL. Our proposed amendment would also provide that if the DGCL is later amended to authorize the further elimination or limitation of the liability of an officer, then the liability of our officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers following the Business Combination. These indemnification agreements provide our directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director, executive officer, employee or agent of any other company or enterprise to which the person provides services at our request.

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The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Commercial Agreements with Volkswagen

Joint Venture Agreement

In June 2018, we formed QSV, a 50-50 joint venture entity with VGA, to facilitate the commercialization of our solid- state battery technology and enable Volkswagen AG to be the first automotive OEM to utilize this technology. In 2018, the parties made an initial equity investment to the joint venture of approximately $3 million in total. The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by VGA in our Series F Preferred Stock. In May 2021 and December 2021, the joint venture agreements were amended by subsequent letter agreements regarding the timing for determining the location of QSV’s solid-state battery pilot-line facility. On September 27, 2022, another letter agreement was entered into determining that QSV’s solid-state battery pilot-line facility will be located in Germany or the United States, with the final determination to be made based on an analysis by Volkswagen Group of America, Inc. (“VWGoA”) of operational costs, technological progress, government incentives and other relevant considerations.

Limited Liability Company Agreement

In June 2018, in connection with the joint venture, QSV was organized in connection with entry into a Limited Liability Company Agreement (the “LLCA”), with QuantumScape and VGA designated as the members of QSV. In May 2020, the parties amended and restated the LLCA in connection with the amendment to the joint venture agreement and, in July 2022, the parties amended and restated the LLCA to update certain definitions regarding the parties’ call and put rights under the LLCA. On May 26, 2023, the parties further amended the LLCA to update certain definitions regarding the parties’ call and put rights under the LLCA.

Other Transactions

In fiscal year 2023, we paid Prof. Dr. Fritz Prinz, a member of our board of directors, compensation of approximately $216,000 in exchange for certain technical consulting and advisory services apart from his board service.

On February 14, 2022, we entered into a Material Recycling Agreement with Redwood Materials, Inc. (“Redwood”) to jointly develop methods for Redwood to handle and process our non-hazardous waste materials. This agreement does not involve the exchange of any cash consideration and is intended as a collaboration to explore the feasibility for a future commercial agreement on mutually agreed upon price and volume terms. JB Straubel, a member of our board of directors, is the Chief Executive Officer and on the board of directors of Redwood. Dipender Saluja, a member of our board of directors, is also on the board of directors of Redwood.

Related Person Transaction Policy

Our audit committee has the primary responsibility for reviewing and approving, ratifying, or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our board of directors has adopted a formal written policy setting forth the guidelines under which a related person transaction must be reviewed and approved or ratified by the audit committee. In reviewing any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee in connection with the review of such transactions but does not contain specific standards for approval of such transactions. In specific circumstances, the chair of the audit committee may approve a related person transaction in accordance with our policy and report such approval to the audit committee at its next regularly scheduled meeting.

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OTHER MATTERS

Stockholder Proposals or Director Nominations for 2025 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2025 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before [●]. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

QuantumScape Corporation

Attention: Corporate Secretary

1730 Technology Drive

San Jose, California 95110

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting, but do not seek to include the proposal in our proxy statement. In order to be properly brought before our 2025 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in the Bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

●	no earlier than 8:00 a.m., Pacific time, on February 11, 2025, and

●	no later than 5:00 p.m., Pacific time, on March 13, 2025.

In the event that the date our 2025 annual meeting is changed by more than 25 days of the one-year anniversary of this year’s annual meeting, then, to be timely, such written notice must be received by our corporate secretary at our principal executive offices:

●	no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of our 2025 annual meeting, and

●	no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of our 2025 annual meeting or, if the first public announcement of the date of our 2025 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of our 2025 annual meeting is first made by us.

In addition to satisfying the requirements of our Bylaws, pursuant to Rule 14a-19 promulgated under the Exchange Act, if you intend to solicit proxies in support of director nominees other than our nominees, then we must receive notice providing the information required by Rule 14a-19 postmarked no later than April 12, 2025. However, if the date of our 2025 annual meeting is more than 30 days before or more than 30 days after June 11, 2025, then we must receive your notice by the close of business on the later of the sixtieth (60th) day prior to such meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal or nomination at an annual meeting of stockholders does not appear in person (or by a qualified representative) to present his, her or its proposal or nomination at such annual meeting, then we are not required to present the proposal or nomination for a vote at such annual meeting.

Availability of Bylaws

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Delinquent Section 16(a) Reports

Under Section 16 of the Exchange Act, our directors, executive officers and any persons holding more than 10% of our common stock are required to report initial ownership of our common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than one transaction reported late on one late Form 4 filing in April 2024 for Prof. Dr. Prinz due to an administrative error.

2024 Proxy Statement   |   71

2023 Annual Report

Our financial statements for our fiscal year ended December 31, 2023, are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our Proxy Materials are posted on our website at ir.quatumscape.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110, Attention: Investor Relations; or by electronic mail to ir@quantumscape.com.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

San Jose, California
[●], 2024

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APPENDIX A - PROPOSED CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

QUANTUMSCAPE CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

QuantumScape Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY: FIRST: That the name of the corporation is QuantumScape Corporation (the “Corporation”) and that the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 under the name “Kensington Capital Acquisition Corp.”

SECOND: That pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

THIRD: That pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing the terms and provisions of this Certificate of Amendment to be submitted to and considered by the stockholders of the Corporation for approval.

RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by amending and restating Article IX thereof in its entirety as follows:

“ARTICLE IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.”

* * *

FOURTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on this th day of           , 2024.

QUANTUMSCAPE CORPORATION

By:

Name:

Title:

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SCAN TO
VIEW MATERIALS & VOTE

QUANTUMSCAPE CORPORATION
1730 TECHNOLOGY DRIVE
SAN JOSE, CA 95110

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time June 10, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 10, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47318-P05070

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUANTUMSCAPE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect twelve (12) directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Frank Blome
02) Brad Buss
03) Jeneanne Hanley
04) Susan Huppertz
05) Prof. Dr. Jürgen Leohold
06) Dr. Gena Lovett
07) Prof. Dr. Fritz Prinz
08) Dipender Saluja
09) Sebastian Schebera
10) Jagdeep Singh
11) Dr. Siva Sivaram
12) JB Straubel

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V47319-P05070

QUANTUMSCAPE CORPORATION
Annual Meeting of Stockholders
June 11, 2024 8:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael McCarthy and Kevin Hettrich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B Common Stock of QUANTUMSCAPE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PDT on June 11, 2024, at www.virtualshareholdermeeting.com/QS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side